UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

HFF, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

HFF, INC.

ONE OXFORD CENTRE

301 GRANT STREET, SUITE 1100

PITTSBURGH, PENNSYLVANIA 15219

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	May 28, 2015

Time:	8:00 a.m. Central Daylight Savings Time

Place:	Ritz Carlton
2121 McKinney Avenue
Dallas, Texas 75201

Purpose:

1.	To elect three Class III directors to the Company’s Board of Directors, each for a term of three years until their respective successors have been elected and qualified.

2.	To hold a non-binding advisory vote to approve the compensation of the Company’s named executive officers.

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent, registered certified public accountants.

4.	To transact any other business that may properly come before the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy promptly in the accompanying reply envelope.

You are entitled to vote if you were a stockholder at the close of business on April 17, 2015.

By Order of the Board of Directors,

Nancy O. Goodson	Pittsburgh, Pennsylvania
Chief Operating Officer and Secretary	April 30, 2015

Admittance to the meeting will be limited to stockholders eligible to vote or their authorized representative(s). Beneficial owners holding shares through an intermediary such as a bank or broker will be admitted only upon proof of ownership.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 28, 2015: The Proxy Statement and Proxy Card relating to the Annual Meeting of Stockholders and Annual Report to Stockholders are available at http://phx.corporate-ir.net/phoenix.zhtml?c=205281&p=proxy.

HFF, INC.

ONE OXFORD CENTRE

301 GRANT STREET, SUITE 1100

PITTSBURGH, PENNSYLVANIA 15219

PROXY STATEMENT

This Proxy Statement and the accompanying proxy card are being mailed, beginning on or about May 5, 2015, to owners of shares of HFF, Inc. (“we,” “us” or the “Company”) Class A common stock in connection with the solicitation of proxies by the Board of Directors for the 2015 Annual Meeting of Stockholders (the “Annual Meeting”). This proxy procedure is necessary to permit all common stockholders, many of whom live throughout the United States and in foreign countries and are unable to attend the Annual Meeting, to vote. The Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting. The Annual Meeting will be held on May 28, 2015, at 8:00 a.m., Central Daylight Savings Time, at Ritz Carlton, 2121 McKinney Avenue, Dallas, Texas 75201. Our principal executive offices are located at One Oxford Centre, 301 Grant Street, Suite 1100, Pittsburgh, Pennsylvania 15219. Our telephone number is (412) 281-8714.

AUDIT-RELATED FEES	53
TAX FEES	53
ALL OTHER FEES	53
AUDIT COMMITTEE PRE-APPROVAL POLICY	53
HOUSEHOLDING	53
OTHER BUSINESS	53
ANNEX A	A-1

SPECIAL NOTE REGARDING THE REGISTRANT

In connection with our initial public offering, we effected a reorganization of our business into a holding company holding the partnership interests in Holliday Fenoglio Fowler, L.P. and HFF Securities L.P. (together, the “Operating Partnerships”), held through the wholly owned subsidiary HFF Partnership Holdings, LLC, a Delaware limited liability company and all of the outstanding shares of Holliday GP Corp. (“Holliday GP”), the sole general partner of each of the Operating Partnerships. The transactions that occurred in connection with the initial public offering and reorganization are referred to as the “Reorganization Transactions.”

Unless the context otherwise requires, references to (1) “HFF Holdings” refer solely to HFF Holdings LLC, a Delaware limited liability company that was previously the holding company for our consolidated subsidiaries, and not to any of its subsidiaries, (2) “HFF LP” refer to Holliday Fenoglio Fowler, L.P., a Texas limited partnership, (3) “HFF Securities” refer to HFF Securities L.P., a Delaware limited partnership and registered broker-dealer, (4) “Holliday GP” refer to Holliday GP Corp., a Delaware corporation and the general partner of HFF LP and HFF Securities, (5) “HoldCo LLC” refer to HFF Partnership Holdings LLC, a Delaware limited liability company and a wholly-owned subsidiary of HFF, Inc. and (6) “Holdings Sub” refer to HFF LP Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of HFF Holdings. Our business operations are conducted by HFF LP and HFF Securities, which are sometimes referred to in this Annual Report on Form 10-K as the “Operating Partnerships.” Also, except where specifically noted, references in this Proxy Statement to “the Company,” “we” or “us” mean HFF, Inc., a Delaware corporation and its consolidated subsidiaries after giving effect to the Reorganization Transactions.

Our internet website is www.hfflp.com. The information on our internet website is not incorporated by reference in this Proxy Statement and is not part of the proxy soliciting materials.

2015 Proxy Statement Executive Summary

This Executive Summary highlights information contained elsewhere in this Proxy Statement. This Executive Summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders

• Date:	May 28, 2015

• Time:	8:00 a.m. Central Daylight Savings Time

• Place:	Ritz Carlton 2121 McKinney Avenue Dallas, Texas 75201

• Record date:	April 17, 2015

• Voting:	Each share of our Class A common stock will entitle its holder to one vote on all matters to be voted on by stockholders at the Annual Meeting.

• Admission:	Only stockholders of record on the record date and certain other permitted attendees may attend the Annual Meeting. If you plan to attend the Annual Meeting in person, we ask that you please bring with you valid, government-issued photo identification.

Meeting Agenda and Voting Recommendations

	Board Voting Recommendation	Page Reference (for more detail)
Election of Class III directors for a three-year term	For each director nominee	12

Non-binding advisory vote to approve the compensation of the Company’s named executive officers	For	17

Ratification of Ernst & Young LLP as our independent public accounting firm for the 2015 fiscal year	For	18

Board Nominees

The following table provides summary information about each director nominee. Each director nominee is elected by a plurality of votes cast for a three-year term.

Name	Age	Principal Occupation	Year Became Director
Susan P. McGalla (a)(c)	50	Director of Strategic Planning and Growth for the Pittsburgh Steelers Football Club, member of board of directors of HFF, Inc., the Board of Directors of the Magee Research Institute and the council for the University of Pittsburgh Cancer Institute	2009

Lenore M. Sullivan (b)(c)	57	Member of the board of directors of HFF, Inc., Investment Advisory Committee of the Employee Retirement System of Texas, investment committee of the Austin Community Foundation, and Architecture School advisory board and Leadership Committee at the McCombs School of Business at the University of Texas at Austin, and partner in Republic Holdings I and II L.P.	2007

Morgan K. O’Brien (a)(c)	55	President and Chief Executive Officer of Peoples Natural Gas, Inc.	2012

(a) Member of the Audit Committee

(b) Member of the Compensation Committee

(c) Member of the Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee and the Board have determined that each nominee for director possesses the experience and skills necessary to oversee the management of the Company in the interest of the Company and its stockholders and meets the requirements set forth in our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee Charter. In addition, the Nominating and Corporate Governance Committee and the Board have determined that each nominee for director has a number of characteristics that qualify him or her to serve as a director, including professional background and experience, intangible attributes and exemplary Board attendance and participation. The Nominating and Corporate Governance Committee and the Board have also determined that each director has additional qualifications based on his or her positions and achievements, as described on pages 13 through 16.

Executive Compensation Advisory Vote (“Say-on-Pay” Vote)

We are asking stockholders to cast an advisory vote to approve our named executive officer compensation for 2015. The Board recommends a FOR vote because it believes our compensation policies and practices effectively link pay and performance. See the Compensation Discussion and Analysis (“CD&A”) section beginning on page 21 for a discussion of important matters relating to our compensation practices and programs for our named executive officers. See page 17 for the advisory resolution to approve executive compensation.

Ratification of Ernst & Young LLP

We are asking our stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2015 fiscal year. Information concerning Ernst & Young LLP, including a summary of the fees earned by Ernst & Young LLP for services provided to us for 2014 and 2013, is set forth on page 53. See page 18 for the proposal to ratify the selection of Ernst & Young LLP as our independent registered public accountants for the 2015 fiscal year.

2014 Business Highlights

In 2014, we saw increases in revenue, production volumes, operating income and net income from their 2013 levels. Listed below are certain of our business highlights for the 2014 fiscal year:

•

Record full year revenues of $425.9 million for the year ended December 31, 2014, an increase of $70.3 million, or approximately 19.8%, compared to revenues of $355.6 million during the same period in 2013.

•	Net income for the year ended December 31, 2014 of $61.3 million, an increase of approximately $9.9 million, or 19.2%, compared with $51.4 million for the year ended December 31, 2013.

•

Adjusted EBITDA for the year ended December 31, 2014 was $110.1 million, which represents an increase of $13.2 million, or 13.6%, as compared to $96.9 million for the year ended December 31, 2013. Adjusted EBITDA is a non-GAAP measure. A reconciliation of net income attributable to controlling interest to Adjusted EBITDA, as well as a definition of Adjusted EBITDA, is included in Annex A to this Proxy Statement.

•

Overall production volumes for the year ended December 31, 2014 totaled approximately $65.0 billion on 1,828 transactions, representing a 16.6% increase in production volume and a 19.8% increase in the number of transactions when compared to the production volumes of approximately $55.7 billion on 1,526 transactions for the comparable period in 2013.

2014 Compensation Determinations

The Company’s executive compensation program is structured to provide incentives to achieve Company financial objectives, provide long-term incentives for the executive officers and set compensation levels sufficiently competitive to retain and attract high-quality executives and to motivate them to contribute to the Company’s success. The payouts under the Company’s fiscal year 2014 compensation program reflect the Company’s solid performance.

2014 Compensation

The 2014 compensation of our named executive officers is set forth in the Summary Compensation Table beginning on page 34. The CD&A contains important information concerning our 2014 executive compensation program.

VOTING PROCEDURES

Your vote is very important.    Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to assure that your shares will be represented. Stockholders may vote by means of completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record.

You may revoke your proxy at any time before it is voted at the Annual Meeting by (a) giving written notice to the Secretary of the Company, (b) submitting a proxy bearing a later date or (c) casting a ballot at the Annual Meeting. Properly executed proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided. If no directions are given, your shares will be voted by one of the individuals named on your proxy card as recommended by the Board of Directors.

Who can vote?    Stockholders of record as of the close of business on April 17, 2015 are entitled to vote. On that day, 37,833,071 shares of Class A common stock were outstanding and eligible to vote. Each share of our Class A common stock will entitle its holder to one vote on all matters to be voted on by stockholders at the Annual Meeting. A list of stockholders eligible to vote will be available at the headquarters of HFF, Inc. located at One Oxford Centre, 301 Grant Street, Suite 1100, Pittsburgh, Pennsylvania 15219, beginning May 18, 2015. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

How does the Board of Directors recommend I vote?    The Board of Directors recommends a vote “FOR” each Board of Directors nominee (Item 1), “FOR” the approval of the executive compensation resolution (Item 2) and “FOR” the ratification of the Board of Directors’ appointment of Ernst & Young LLP as the independent, registered certified public accountants of the Company for the upcoming year (Item 3).

What shares are included in the proxy card?    The proxy card represents all the shares of common stock registered to your account.

How do I vote by proxy?    Stockholders may vote by proxy by returning the proxy card through the mail. To vote, sign and date each proxy card you receive, mark the boxes indicating how you wish to vote and return the proxy card in the postage-paid envelope provided.

How are votes counted?    The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, is represented. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached.

Director elections (Item 1 on the proxy card) are determined by a plurality of the votes cast. Ratification of the appointment of our independent, registered public accounting firm (Item 3 on the proxy card) requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon.

The affirmative vote of a majority of the eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon will constitute the stockholders’ non-binding approval with respect to the compensation of the Company’s named executive officers (Item 2 on the proxy card). Because the advisory vote on the compensation of the Company’s named executive officers is an advisory vote, the vote is not binding on the Company. However, the Board of Directors and the Compensation Committee of the Board of Directors value the opinions expressed by the stockholders in their vote on this Item and therefore will take such vote into consideration when evaluating the compensation of the Company’s named executive officers.

When nominees, such as banks and brokers, holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners by the tenth day before the Annual Meeting, the nominees may vote those shares only on matters deemed routine by the New York Stock Exchange, such as the ratification of the appointment of independent, registered certified public accountants. On non-routine matters, such as the election of directors and the advisory vote on the compensation of the Company’s named executive officers, nominees cannot vote and there is a so-called “broker non-vote” on that matter. Abstentions are counted in tabulations of the votes cast by stockholders on the proposals and will have the effect of a negative vote.

If no specific instructions are given by the stockholder of record, proxies which are signed and returned will be voted “FOR” the election of the Director nominees set forth in this proxy statement, “FOR” the advisory vote on the compensation of the Company’s named executive officers and “FOR” the proposal to ratify Ernst & Young LLP as the Company’s independent, registered certified public accountants.

Who will count the vote?    The Company’s transfer agent, American Stock Transfer & Trust Company, will tally the vote, which will be certified by an Inspector of Elections.

Who is soliciting this proxy?    Solicitation of proxies is made on behalf of the Board of Directors. The Company will pay the cost of preparing, assembling and mailing the notice of Annual Meeting, this Proxy Statement and the accompanying proxy card. In addition to the use of mail, proxies may be solicited by directors, officers and regular employees of the Company, without additional compensation. Proxies may be solicited by mail, in person or by telephone or other electronic means. The Company will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of the Company’s Class A common stock.

CORPORATE GOVERNANCE

In accordance with the Delaware General Corporation Law and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the Company’s business, property and affairs are managed under the direction of the Board of Directors. Although directors are not involved in the day-to-day operating details, they are kept informed of the Company’s business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by the officers of the Company at meetings of the Board of Directors and committees of the Board of Directors.

Meetings of the Board of Directors and its Committees.    The Board of Directors had seven meetings during 2014. All of the incumbent directors entitled to vote on matters coming before the Board of Directors in the aggregate attended at least 75% of the Board of Directors and assigned committee meetings.

Attendance at the Annual Meeting.    The Company strongly encourages each of its directors to attend its Annual Meeting of Stockholders. In 2014, all of the Company’s current directors attended the Annual Meeting of Stockholders.

Board Self-Assessment.    The Board of Directors conducts a self-assessment annually to consider the skills and experience of the Board as a whole, director independence and Board leadership structure. The self-assessment is an important tool to ensure that the Board of Directors has an appropriate level of expertise and leadership to fulfill its responsibilities.

Director Independence.    The Board of Directors has determined that the following directors are independent under the independence standards promulgated by the New York Stock Exchange (NYSE): Deborah H. McAneny, Susan P. McGalla, George L. Miles, Jr., Lenore M. Sullivan, Steven E. Wheeler and Morgan K. O’Brien. In making its determinations regarding director and director nominee independence, the Board of Directors considered, among other things:

•	any material relationships with the Company, its subsidiaries or its management, aside from such director’s or director nominee’s service as a director;

•	transactions between the Company, on the one hand, and the directors and director nominees and their respective affiliates, on the other hand;

•	transactions outside the ordinary course of business between the Company and companies at which some of its directors are or have been executive officers or significant stakeholders, and the amount of any such transactions with these companies; and

•	relationships among the directors and director nominees with respect to common involvement with for-profit and non-profit organizations.

Ms. McAneny’s son is employed by the Company and is not an executive officer. Ms. McAneny’s son’s compensation and other terms of employment are determined on a basis consistent with the Company’s human resources policies. Based on the foregoing, the Board of Directors has determined that this relationship does not preclude a finding of independence for Ms. McAneny.

The independent directors of the Company meet periodically at regularly scheduled executive sessions without the non-independent directors. Ms. McAneny serves as the presiding director of such meetings.

Board Leadership.    Each of Mark D. Gibson, the Company’s Chief Executive Officer, and Joe B. Thornton, Jr., the Company’s President, is a transaction professional of the Operating Partnerships and serve as Vice Chairman of the Board of Directors. Mr. Thornton also serves as Managing Member of the Operating Partnerships. John H. Pelusi, Jr., who served as Chief Executive Officer of the Company, Vice Chairman of the Board of Directors and Managing Member of the Operating Partnerships, resigned from these positions effective as of April 1, 2014. Messrs. Gibson and Thornton serve as Vice Chairmen of the Board of Directors. Ms. McAneny serves as lead independent director. The role of lead independent director is to serve in a lead capacity to coordinate the activities of the other non-employee directors and to perform such other duties and responsibilities as the Board of Directors may determine.

The Board of Directors has carefully considered its leadership structure and believes at this time that the Company and its stockholders are best served by having Mr. Gibson and Mr. Thornton serve as Vice Chairmen of the Board of Directors because of the leadership and direction this structure gives the Board of Directors and both the Company’s and the Operating Partnerships’ management. Because

Messrs. Gibson and Thornton are heavily involved in the day-to-day operations of the Company and the Operating Partnerships, the Board of Directors believes that this structure promotes a more clear focus for the execution of the Company’s and the Operating Partnerships’ strategic initiatives and business plans, all of which are approved by the Board of Directors. Moreover, the Board of Directors believes that its other structural features, including a majority of independent directors, regular meetings of the non-management directors in executive session, key committees consisting wholly of independent directors and a lead independent director, provide substantial independent oversight of the Company’s and the Operating Partnerships’ management. However, the Board of Directors recognizes that, depending on future circumstances, other leadership models may become more appropriate. Accordingly, the Board of Directors will continue to periodically review its leadership structure.

Committees of the Board of Directors.    The Board of Directors has established three standing committees.

Audit Committee — In 2014, the Audit Committee had five meetings. The Audit Committee is responsible for, among other things, directly appointing, retaining, evaluating, compensating and terminating our independent, registered public accounting firm; discussing with our independent, registered public accounting firm their independence from management; reviewing with our independent, registered public accounting firm the scope and results of their audit; pre-approving all audit and permissible non-audit services to be performed by the independent, registered public accounting firm; overseeing the financial reporting process and discussing with management and our independent, registered public accounting firm the interim and annual financial statements that we file with the Securities and Exchange Commission; and reviewing and monitoring our accounting principles, policies and financial and accounting controls. The Board of Directors of the Company has adopted a written charter for the Audit Committee, which is publicly available at www.hfflp.com on the “Investor Relations” page. The members of the Audit Committee are currently George L. Miles, Jr. (chairperson), Deborah H. McAneny, Susan P. McGalla and Morgan K. O’Brien. The Board of Directors has determined that each of the members of the Audit Committee is independent under the listing standards promulgated by the NYSE and as that term is used in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors has determined that Mr. Miles qualifies as an Audit Committee “financial expert” as that term is defined by applicable securities laws and Securities and Exchange Commission regulations and has designated him as the Audit Committee’s financial expert.

Compensation Committee — There were six meetings of the Compensation Committee in 2014. The Compensation Committee is responsible for, among other things, reviewing and recommending director compensation policies to the Board of Directors; making recommendations, at least annually, to the Board of Directors regarding our policies relating to the amounts and terms of all compensation of our executive officers; and administering and discharging the authority of the Board of Directors with respect to our equity plans. For further information regarding the Compensation Committee’s processes and procedures for the consideration of executive compensation, refer to the discussion under the heading “Compensation Discussion and Analysis” in this Proxy Statement. A copy of the Compensation Committee’s written charter is publicly available at www.hfflp.com on the “Investor Relations” page. The members of the Compensation Committee are currently Lenore M. Sullivan (chairperson), George L. Miles, Jr., Steven E. Wheeler and Morgan K. O’Brien. The Board of Directors has determined that each of the members of the Compensation Committee is independent under the listing standards of the NYSE, and each member is an “outside director” within the meaning of the Treasury Regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Nominating and Corporate Governance Committee — In 2014, the Nominating and Corporate Governance Committee met four times. The Nominating and Corporate Governance Committee is responsible for, among other things, selecting potential candidates to be nominated for election to the Board of Directors; recommending potential candidates for election to the Board of Directors; reviewing corporate governance matters; reviewing the Board of Directors’ annual self-assessment; and making recommendations to the Board of Directors concerning the structure and membership of other Board of Directors committees. While the Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating and Corporate Governance Committee and the Board of Directors believe it is essential that the Board of Directors is able to draw on a wide variety of backgrounds and professional experiences among its members. The Nominating and Corporate Governance Committee desires to maintain the Board of Directors’ diversity through the consideration of factors such as gender, education, skills and relevant professional and industry experience. The Nominating and Corporate Governance Committee does not intend to nominate representational directors but instead considers each candidate’s credentials in the context of these standards and the characteristics of the Board of Directors in its entirety. A copy of the Nominating and Corporate Governance Committee’s written charter is publicly available at www.hfflp.com on the “Investor Relations” page. The members of the Nominating and Corporate Governance Committee are currently Deborah H. McAneny (chairperson), Susan P. McGalla, Lenore M. Sullivan and Steven E. Wheeler. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent under the listing standards of the NYSE.

Director Emeritus.    John P. Fowler, who served prior to May 2012 as a Class III director and a Vice Chairman of the Board of Directors, currently serves as Director Emeritus so that the Board of Directors can continue to benefit from his judgment and experience. Mr. Fowler is invited to attend meetings of the Board of Directors and to participate in the discussion of matters that come before the Board of Directors, but does not vote on such matters. Mr. Fowler does not receive any compensation for his service as Director Emeritus. Mr. Fowler also continues to serve the Company as an executive managing director of HFF LP.

Resignation of Class I Director.    John H. Pelusi, Jr. resigned from the Board of Directors effective as of April 1, 2014, leaving a vacancy on the Board of Directors. Unless or until this vacancy is filled, the Board of Directors will consist of eight directors.

Stockholder Communications.    Stockholders and other parties interested in communicating directly with any of the individuals who are directors of the Company or the Board of Directors as a group may do so by writing to Investor Relations, HFF, Inc., One Oxford Centre, 301 Grant Street,

Suite 1100, Pittsburgh, Pennsylvania 15219. The Company’s policy is to deliver such communications directly to the Board of Directors.

Code of Conduct and Ethics and Corporate Governance Guidelines.    The Board of Directors is committed to ethical business practices and has adopted a Code of Conduct and Ethics. This Code applies to all of the Company’s employees and directors and includes the code of ethics for the Company’s principal executive officer, principal financial officer, principal accounting officer or controller within the meaning of the Securities and Exchange Commission regulations adopted under the Sarbanes-Oxley Act of 2002, as amended. The Company’s Code of Conduct and Ethics, as well as the Company’s Corporate Governance Guidelines, is posted on the Company’s website at http://www.hfflp.com on the “Investor Relations” page.

Risk Oversight.    The Company faces a number of risks, including market risks, credit risk, liquidity risk, reputational risk, operational risk and risks from adverse fluctuations in interest rates and inflation and/or deflation. Management is responsible for the day-to-day management of risks faced by the Company, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors seeks to ensure that the risk management processes designed and implemented by management are adequate. The Board of Directors periodically consults with management regarding the Company’s risks. In addition, the Audit Committee periodically reviews with management, internal audit and independent auditors the adequacy and effectiveness of the Company’s policies for assessing and managing risk.

Director Compensation.    Our policy is not to pay director compensation to directors who are also our employees. In 2014, each outside director was paid a base annual retainer of $55,000, and the lead independent director, Ms. McAneny, was paid an additional annual retainer of $15,000. In 2014, the chair of the Audit Committee received an additional annual retainer of $15,000, the chair of the Compensation Committee received an additional annual retainer of $15,000 and the chair of the Nominating and Corporate Governance Committee received an additional annual retainer of $7,500.

Outside directors also receive an annual grant of restricted stock units based on the market value of the

Company’s Class A common stock. In 2013, the Board of Directors, on the recommendation of the Compensation Committee, changed the amount and timing of such equity grants, effective at the 2014 Annual Meeting of Stockholders, such that (i) the annual equity grant to independent directors will be increased from $40,000 in restricted stock units to $65,000 in restricted stock units and (ii) the grant of restricted stock units with a market value of $30,000 upon reelection to the Board of Directors was eliminated. These changes to the director compensation policy will be phased in for certain directors who previously received multi-year awards covering years beginning after the 2014 Annual Meeting of Stockholders.

In 2013, the Board of Directors, on the recommendation of the Compensation Committee, also approved stock ownership guidelines for non-employee directors of the Company under which each non-employee director of the Company will become subject to continuing ownership requirements of the Company’s Class A common stock equal to three times the annual cash retainer received by such director, to be achieved within a five-year timeframe.

We reimburse all non-employee directors for reasonable expenses incurred to attend meetings of our Board of Directors or committees and beginning in 2015, $2,500 for continuing director education. Other than as described above, we do not expect to provide any of our directors with any other compensation or perquisites. In addition to the payments described above, we allow voluntary deferral by our directors of up to 100% of the cash retainer, committee fees and equity awards to a future date elected by the director. The deferred retainer and fees are deemed invested in an investment fund based upon our Class A common stock or another investment vehicle such as an interest-bearing cash account.

Certain Relationships and Related Transactions.    We have a policy that the Board of Directors or a committee designated by the Board of Directors review any transaction in which the Company and its directors, executive officers or their immediate family members are participants to determine whether a related party has a direct or indirect material interest in the transaction. Upon determining that a related party has a direct or indirect material interest in the transaction, the Board of Directors, or a committee designated by the Board of Directors, then must approve or ratify any such related party transaction. In determining whether to approve or ratify a related party transaction, the Board of Directors, or a committee designated by the Board of Directors, will take into account whether the transaction is on terms no less favorable to the Company than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction, as well as any other factors the Board of Directors, or a committee designated by the Board of Directors, deems appropriate. This policy has been stated orally and is complimented by the written conflict of interest policy in our Code of Conduct and Ethics. From time to time, the Company may have employees who are related to our executive officers or directors. As noted in the discussion above in “Director Independence,” Ms. McAneny’s son is employed by the Company. He is an analyst in the Company’s Boston office and is not an executive officer of the Company. Since the beginning of the last fiscal year, he received compensation in excess of $120,000. The compensation and other terms of employment of Ms. McAneny’s son are determined on a basis consistent with the Company’s human resources policies.

Compensation Committee Interlocks and Insider Participation.    During 2014, no member of the Compensation Committee was an officer or employee of the Company, or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries. No member of the Compensation Committee had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K. Furthermore, no member of the Compensation Committee had a relationship that requires disclosure under Item 407(e)(4) of Regulation S-K.

Submission of Director Nominations.    The Nominating and Corporate Governance Committee will consider director nominees submitted by stockholders to the Board of Directors in accordance with the procedures set forth in the Company’s Amended and Restated Bylaws. Those procedures require a stockholder to deliver notice to the Company’s Secretary or Assistant Secretary at the principal executive offices of the Company not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders, except that in the case where the size of the Board of Directors is increased without public announcement at least 80 days prior to the first anniversary of the preceding year’s annual meeting, such notice shall be considered timely if made no later than the close of business on the tenth day following the public announcement of such by the Company (provided that if no public announcement is made at least 10 days before the meeting, such notice is not required). Such notice must be in writing and must include (i) the name and address of the nominating stockholder, as they appear on the Company’s books, (ii) the class and number of shares of the Company’s stock which are owned beneficially and of record by the nominating stockholder, (iii) certain representations, (iv) the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and (iv) any information regarding the nominee that is required under Regulation 14A of the Exchange Act to be included in a proxy statement relating to the election of directors. Finally, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting at which the voting takes place with respect to such stockholder’s nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Company. Candidates for the Board of Directors are evaluated through a process that may include background and reference checks, personal interviews with members of the Nominating and Corporate Governance Committee and a review of the candidate’s qualifications and other relevant characteristics. Candidates recommended by the stockholders of the Company are evaluated on the same basis as other candidates (other than directors standing for re-election) recommended by the Company’s directors, officers, third party search firms or other sources. However, through its own resources, the Nominating and Corporate Governance Committee expects to be able to identify an ample number of qualified candidates.

ELECTION OF DIRECTORS

(ITEM 1 ON PROXY CARD)

The Company’s directors are divided into three classes. The members of each class serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws allow the Board of Directors to set the number of directors on the Board of Directors. The Board of Directors currently consists of eight directors. Under Delaware law and the Company’s Amended and Restated Bylaws, the Company may increase the number of directors during the year and appoint additional directors to fill vacancies so created if it chooses to do so.

The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a three-year term. The term of the Class III directors will expire at the Annual Meeting. The other directors will remain in office for the remainder of their respective terms, as indicated below.

Director candidates are nominated by the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has recommended the three nominees below, each of whom is currently a Class III director of the Company. Stockholders are also entitled to nominate director candidates for the Board of Directors in accordance with the procedures set forth on page 10 under the heading “Corporate Governance — Submission of Director Nominations” in this Proxy Statement.

Director elections are determined by a plurality of votes cast. The persons named on the accompanying form of proxy will vote the shares “FOR” the nominees, unless you instruct otherwise. Each nominee has consented to stand for election and the Board of Directors does not anticipate that any nominee will be unavailable to serve. In the event that one or more of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for the remaining nominees and any substitute nominee(s) designated by the Board of Directors.

The Board of Directors believes that each of the directors and nominees for director listed below has the sound character, integrity, judgment and record of achievement necessary to be a member of the Board of Directors. In addition, each of the directors and nominees for director has exhibited during his prior service as a director the ability to operate cohesively with the other members of the Board of Directors and to challenge and question management in a constructive way. Moreover, the Board of Directors believes that each director and nominee for director brings a strong and unique background and skill set to the Board of Directors, giving the Board of Directors as a whole competence and experience in diverse areas, including corporate governance and board service, finance, management and commercial real estate industry experience.

Set forth below is information regarding each nominee for Class III director, as well as each Class I and Class II director (each of whose term will continue after the Annual Meeting), including their ages, years of service as directors, business experience and service on other boards of directors during at least the last five years, as well as certain specific experiences, qualifications and skills that led to the Board of Directors’ conclusion that each of the directors and nominees for director listed below should continue to serve as a director.

NOMINEES FOR CLASS III DIRECTORS

Susan P. McGalla.  Ms. McGalla became a director of HFF, Inc. in October 2009. Ms. McGalla is currently the Director of Strategic Planning and Growth for the Pittsburgh Steelers Football Club. Prior to assuming that role, she founded P3 Executive Consulting, LLC. P3 offers comprehensive consulting services to clients within and outside of the specialty retail industry. The services are inclusive of branding, marketing, product merchandising and omni-channel execution to strategy, talent management and operational P&L efficiencies. From January 2011, to July 2012, Ms. McGalla was chief executive officer of The Wet Seal, Inc. Ms. McGalla was brought in to that position to reinvent and grow two brands, Wet Seal and Arden B. From 2009 to 2011, Ms. McGalla worked as a consultant within the specialty retail landscape. Prior to that role, Ms. McGalla was the President and Chief Merchandising Officer at American Eagle Outfitters, Inc. (“AEO”) from March 2003 to January 2009. In that role, she had a $3 billion responsibility for the performance, business development and all creative aspects of the AE Brand, aerie, Marin and Osa, and 77kids. With over 14 years total in various leadership roles within AEO, Ms. McGalla contributed to industry revenue and profit growth, growing revenues from $340 million to over $3 billion. She was responsible for portfolio expansion from one brand to four brands, and in 2008, revenues of $3 billion, net income of $400 million with over 1,000 stores and 28,000 employees. Prior to AEO, Ms. McGalla held merchandising management positions at Joseph Horne Company from June 1986 to June 1994. Ms. McGalla presently serves on the Board of Directors of the Magee Research Institute, the council for the University of Pittsburgh Cancer Institute and was formerly on the executive committee and board of directors for the Allegheny Conference on Community Development. Ms. McGalla earned her B.A. from Mount Union College. Ms. McGalla’s executive positions provide her with both leadership skills and comprehensive experience in accounting, finance and corporate governance matters, which she utilizes both in her roles as director and on the Company’s Audit and Nominating and Corporate Governance Committees. Age: 50

Lenore M. Sullivan.  Ms. Sullivan became a director on the Board of Directors of HFF, Inc. in January 2007. From 2007 to 2009, Ms. Sullivan was a partner with Perella Weinberg Partners, serving as portfolio manager for the firm’s Agility Real Return Assets Fund. Ms. Sullivan served as the associate director for the Real Estate and Finance and Investment Center at the University of Texas at Austin from 2002 through 2007. From 2000 to 2002, she was vice president of Hunt Private Equity Group, Inc., and from 1992 to 2000 she was the president and co-owner of Stonegate Advisors, an investment banking firm. Ms. Sullivan previously served as a member of the board of directors of Parkway Properties, Inc., where she sat on the compensation committee and chaired the governance and nominating committee. Ms. Sullivan currently chairs the Investment Advisory Committee to the board of trustees of the Employee Retirement System of Texas. She also sits on the investment committee to the board of trustees of the Austin Community Foundation. She is a member of the Architecture School advisory board and the Leadership Committee of the Real Estate Finance and Investment Center at the McCombs School of Business at the University of Texas at Austin, a charter investor in the Texas Women Ventures Fund, and a partner in Republic Holdings Texas I and II, L.P. Ms. Sullivan has also served as a member of the advisory board of directors of Capstone Partners and as a full member of the Urban Land Institute and the Pension Real Estate Association. Ms. Sullivan graduated cum laude from Smith College with a degree in economics and government and a minor in urban studies. She holds a M.B.A. from Harvard Business School. Ms. Sullivan brings to the Board of Directors extensive knowledge of real estate financing and related capital markets. In addition, her experience on the board of directors of a public company provides her with valuable corporate governance and leadership insights used in her role on the Company’s Compensation and Nominating and Corporate Governance Committees. Age: 57

Morgan K. O’Brien.  Mr. O’Brien became a director of HFF, Inc. in October 2012. Mr. O’Brien has been the president and chief executive officer of Peoples Natural Gas, Inc., a natural gas company, since 2010. He is also currently a director of Matthews International Corporation, a publicly-held designer, manufacturer and marketer of memorialization products and brand solutions, the Leukemia & Lymphoma Society, Boy Scouts of Greater Pittsburgh, Pittsburgh Cultural Trust, Pittsburgh Opera and American Gas Association. Mr. O’Brien is also chairman of the United Way of Allegheny County. Between 2001 and 2010, Mr. O’Brien was president and chief executive officer of Duquesne Light Company, an electric energy provider. Prior to this position, he was chief operating officer, chief financial officer, vice president and controller of Duquesne Light

Company from 1991 to 2001. Mr. O’Brien received a B.S. in Accounting and M.S. in Taxation from Robert Morris University. The Board expects to draw on Mr. O’Brien’s financial knowledge as he serves on the Audit and Compensation Committees. Age: 55

The Board of Directors recommends a vote “FOR” each of the nominees listed above.

INCUMBENT CLASS I DIRECTORS — TO CONTINUE IN OFFICE FOR

TERMS EXPIRING IN 2016

Deborah H. McAneny.  Ms. McAneny became a director of HFF, Inc. in January 2007. Ms. McAneny previously served as the chief operating officer of Benchmark Assisted Living, LLC from 2007 to 2009. Prior to this, Ms. McAneny was employed at John Hancock Financial Services for 20 years, including as executive vice president for Structured and Alternative Investments and a member of its policy committee from 2002 to 2004, as senior vice president for John Hancock’s Real Estate Investment Group from 2000 to 2002 and as a vice president of the Real Estate Investment Group from 1997 to 2000. Ms. McAneny is currently a member of the board of directors of RREEF Property Trust, Inc; board of directors of RREEF America REIT II, board of advisors of Benchmark Senior Living, LLC; board of trustees of the University of Vermont; and board of trustees of The Rivers School, and was formerly a member of the board of directors of KKR Financial Holdings, LLC and president of the Commercial Mortgage Securities Association. She received a B.S. from the University of Vermont. Ms. McAneny holds a Masters Professional Director Certification from the American College of Corporate Directors, a national public company director education and credentialing organization. Ms. McAneny brings to the Board of Directors valuable experience in the real estate investment sector. In addition, the Board expects to utilize Ms. McAneny’s governance experience through her service as lead independent director and draws on Ms. McAneny’s financial knowledge through her service on the Audit Committee. Age: 56

Steven E. Wheeler.  Mr. Wheeler became a director of HFF, Inc. in March 2010. He has been the president of Wheeler & Co., LLC, a private investment firm, since 1997. He is currently a director of Anika Therapeutics, Inc., a publicly held medical device company; and Bariston Partners, LLC, a private equity investment firm. Between 1997 and 2011, he was a principal of Hall Properties, Inc., a real estate investment and consulting firm. Between 1993 and February 1996, he was managing director and a director of Copley Real Estate Advisors and president, chief executive officer and a director of Copley Properties, Inc., a publicly traded real estate investment trust. He was the chairman and chief executive officer of Hancock Realty Investors, which managed an equity real estate portfolio, from 1991 to February 1993. Prior to this position, he was an executive vice president of Bank of New England Corporation from 1990 to 1991. Mr. Wheeler received a B.S. in Engineering Science from the University of Virginia, an M.S. in Nuclear Engineering from the University of Michigan and an M.B.A. from the Harvard Business School. Through his past and present experience on the boards of directors of various other companies, both public and private, Mr. Wheeler has developed strong leadership skills and valuable experience in corporate governance, which he utilizes in his roles on the Company’s Compensation and Nominating and Corporate Governance Committees. In addition, his prior experience in executive positions at real estate investment companies gives him insight into the issues faced by the Company and the markets in which it operates. Age: 68

INCUMBENT CLASS II DIRECTORS — TO CONTINUE IN OFFICE FOR

TERMS EXPIRING IN 2017

Mark D. Gibson.  Mr. Gibson became a director and Vice Chairman of HFF, Inc. in November 2006 and effective April 1, 2014, he became the Chief Executive Officer of HFF, Inc. Mr. Gibson is one of our founding partners having joined our predecessor firm, Holliday Fenoglio & Company, in 1984. Mr. Gibson has held the position of executive managing director of HFF LP since 2003, served as a member of either HFF LP’s executive and/or operating committee, when each was the governing committee, from 2003 to 2010 and also served as co-head of the Company’s Dallas office during that time period. Mr. Gibson has served as a member of HFF LP’s executive committee since 2010 and he has also been a member of the operating committee of HFF Holdings since 2003. Mr. Gibson is a trustee for the Urban Land Institute and a member of ULI’s IOPC Council; member of the Association of Foreign Investors in Real Estate (AFIRE); chairman of the University of Texas Real Estate Finance and Investment Center; member of the board of visitors at UT Southwestern University Hospitals and Clinics; member of the McCombs School of Business Advisory Council at The University of Texas at Austin; board member of Baylor Health Care System Foundation; member of the International Council of Shopping Centers (ICSC); and a member of World Presidents’ Organization and World Affairs Council. Mr. Gibson graduated in 1981 from the University of Texas at Austin with a B.B.A. in Finance. Mr. Gibson’s history with the Company allows him to bring to the board of directors a deep knowledge of the Company’s and the Operating Partnerships’ development and operations. In addition, Mr. Gibson’s experience with various real estate industry professional associations and role within the Operating Partnerships provides the board with valuable insight into the issues and market developments facing the real estate industry as a whole. Age: 56

George L. Miles, Jr.  Mr. Miles became a director of HFF, Inc. in January 2007. Mr. Miles is the Chairman Emeritus of the Chester Group, a leading water/waste water, facility design build, scientific research and management company. Mr. Miles served as president and chief executive officer of WQED Multimedia, the public broadcaster in southwestern Pennsylvania, until his retirement in 2010. He joined WQED in 1994 after serving ten years as executive vice president and chief operating officer of WNET/Thirteen in New York. Prior to that, he held executive positions at KDKA, Pittsburgh; WPCQ, Charlotte; the Westinghouse Television Group; and WBZ-TV, Boston. Earlier in Mr. Miles’ career he was a contract auditor at the U.S. Department of Defense and a manager at Touche Ross & Co. He serves on the board of directors of American International Group, Inc. (AIG); EQT Corporation; Harley Davidson, Inc.; Chester Group; the University of Pittsburgh (Trustee Emeritus); Mt. Ararat Community Center and Ringling College of Art & Design. He is the former Chairman of the Association for America’s Public Television Stations and the Urban League of Pittsburgh, Inc. He earned his B.A. degree from Seton Hall University and his M.B.A. from Fairleigh Dickinson University. Through Mr. Miles’ extensive executive and directorship experience, he brings to the Board of Directors strong financial and leadership expertise, which he implements, in part, in his roles as Chairman of the Company’s Audit Committee and a member of the Compensation Committee. Age: 73

Joe B. Thornton, Jr.  Mr. Thornton became a director and a Vice Chairman of HFF, Inc. in November 2006 and effective April 1, 2014, he assumed the role of President of HFF, Inc. and Managing Member of HFF LP and HFF Securities, the Operating Partnerships. He is also currently an executive managing director of HFF LP. Mr. Thornton has served as a member of either HFF LP’s executive and/or operating committee, when each was the governing committee, from 2003 to the present. Mr. Thornton also served as co-head of the Company’s Dallas office from 2003 to 2010. He has been a member of the operating committee of HFF Holdings since 2003. Mr. Thornton joined HFF LP’s predecessor firm, Holliday Fenoglio, Inc., in March 1992. He has held several senior positions with the firm, including board member and principal. Prior to his employment with us, he was a senior vice president of The Joyner Mortgage Company, Inc., where he was responsible for the origination of commercial mortgage and equity transactions, and a senior accountant with the Audit Division of Peat Marwick Mitchell & Co. Mr. Thornton is a licensed Real Estate Salesman in the State of Texas. Mr. Thornton serves as a member of the Commercial Real Estate/Multifamily Finance Board of Governors and is an Executive Council Member and member of the Leadership Committee of UT Real Estate Finance & Investment Center. Mr. Thornton graduated from the University of Texas at Austin with a B.B.A. in Accounting in 1982. Mr. Thornton brings to the Board of Directors his extensive experience with the Company, which gives him an in-depth knowledge of the Company, its history and its businesses. Mr. Thornton’s role within the Operating Partnerships also provides the Board of Directors with a broad awareness of the commercial real estate markets. Age: 54

ADVISORY VOTE TO APPROVE

THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(ITEM 2 ON PROXY CARD)

As required by Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast an advisory vote to approve named executive officer compensation, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion beginning on page 21 of this Proxy Statement.

In connection with setting the compensation for named executive officers, the Company has adopted the philosophy set forth in the Mission and Vision Statement of the Operating Partnerships. The Mission and Vision Statement reflects our pay for value-added performance philosophy. The Committee’s goals in structuring the Company’s compensation program for its named executive officers are to:

•	provide incentives to achieve Company financial objectives;

•	provide long-term incentives for the executive officers to retain and motivate them to contribute to the Company’s long-term success; and

•	set compensation levels sufficiently competitive to retain and attract high quality executives and to motivate them to contribute to the Company’s success.

The Committee has determined that to achieve these objectives, the Company’s executive compensation program should reward both individual and Company short-term and long-term performance. To this end, the Committee believes that executive compensation packages provided by the Company to its named executive officers should include both cash- and stock-based compensation. See “Compensation Discussion and Analysis — Compensation Philosophy — Mission and Vision Statement” for further details on the Company’s compensation philosophy.

For a more detailed description of the Company’s financial results for fiscal year 2014, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The Company believes that its executive compensation program has played an essential role in its continuing financial success by aligning the long-term interests of its named executive officers with the long-term interests of its stockholders.

The Company is asking our stockholders to cast an advisory vote to approve our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, the Board of Directors encourages the Company’s stockholders to approve the following advisory resolution to approve our named executive compensation:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion included in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders, is hereby approved on an advisory basis.”

As an advisory vote, this vote is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this item and therefore will take such vote into consideration when evaluating the Company’s compensation programs and practices applicable to the named executive officers. The Company holds this vote annually and the next vote will be held at the Company’s annual meeting of stockholders in 2016.

The Board of Directors recommends a vote “FOR” the approval of the non-binding advisory resolution approving the compensation of the Company’s named executive officers.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT, REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

(ITEM 3 ON PROXY CARD)

The Board of Directors, acting upon the recommendation of the Audit Committee, asks that the stockholders ratify the selection of Ernst & Young LLP as the Company’s independent, registered certified public accountants to audit and report upon the financial statements of the Company for the 2015 fiscal year. Ratification requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon. Unless otherwise specified by the stockholders, the shares of stock represented by the proxy will be voted FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent, registered certified public accountants.

Although the submission to stockholders of the appointment of Ernst & Young LLP is not required by law or the Company’s amended and restated bylaws, the Audit Committee believes it is appropriate to submit this matter to stockholders to allow a forum for stockholders to express their views with regard to the Audit Committee’s selection. In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in the best interests of the Company and its stockholders.

One or more representatives of Ernst & Young LLP are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends that the stockholders vote “FOR” the ratification of the selection of Ernst & Young LLP to serve as the Company’s independent, registered certified public accountants for the 2015 fiscal year.

SUBMISSION OF STOCKHOLDER PROPOSALS

The next stockholder meeting will be held on or about May 28, 2016. Stockholders wishing to have a proposal included in the Board of Directors’ 2016 Proxy Statement must submit the proposal so that the Secretary of the Company receives it no later than December 31, 2015, which is 120 days prior to the first anniversary of the date this Proxy Statement was released to stockholders. The notice must describe various matters regarding the nominee or proposed business. The Securities and Exchange Commission rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. In addition, pursuant to the Company’s amended and restated bylaws, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting at which the voting takes place with respect to such stockholder’s proposal, such proposal shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Company.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described above) but is instead sought to be presented directly at next year’s annual meeting, Securities and Exchange Commission rules permit management to vote proxies in its discretion if (a) the Company receives notice of the proposal before the close of business 45 days before the first anniversary of the mailing date of this Proxy Statement and advises stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) the Company does not receive notice of the proposal prior to the close of business 45 days before the first anniversary of the mailing date of this Proxy Statement. Notices of intention to present proposals at the 2016 Annual Meeting should be addressed to the Chief Operating Officer and Secretary of HFF, Inc., One Oxford Centre, 301 Grant Street, Suite 1100, Pittsburgh, Pennsylvania 15219. For further information regarding the submission of director nominations, see “Corporate Governance — Submission of Director Nominations” in this Proxy Statement.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee appoints the independent accounting firm to be retained to audit the Company’s financial statements, and once retained, the independent accounting firm reports directly to the Audit Committee. The Audit Committee consults with and reviews recommendations made by the accounting firm with respect to financial statements, financial records and financial controls of the Company and makes recommendations to the Board of Directors as it deems appropriate from time to time. The Audit Committee is responsible for pre-approving both audit and non-audit engagements with the independent accountants. The Board of Directors has adopted a written charter setting forth the functions the Audit Committee is to perform, and this report is made pursuant to that charter.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors of HFF, Inc. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent accountants are responsible for auditing those financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews.

The Audit Committee and the Chairman of the Audit Committee have met with management during fiscal year 2014 to consider the adequacy of the Company’s internal controls, and discussed these matters and the overall scope and plans for the audit of the Company with the Company’s independent, registered certified public accountants during that time period, Ernst & Young LLP. The Audit Committee also discussed with senior management and Ernst & Young LLP the Company’s disclosure controls and procedures.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2014 with management, including a review of the quality, in addition to the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including the matters required to be discussed by statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. In addition, the Audit Committee reviewed and has discussed with Ernst & Young LLP their independence, including the compatibility of non-audit services performed with the accountant’s independence.

The Audit Committee discussed with the Company’s independent accountants the overall scope and plans for their audit. The Audit Committee has met with the independent accountants, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

The Audit Committee has appointed the firm of Ernst & Young LLP, independent, registered certified public accountants, as independent accountants to audit and report upon the Company’s financial statements for the fiscal year ending December 31, 2015. The Company is requesting stockholder ratification of the appointment of Ernst & Young LLP. In appointing Ernst & Young LLP as the Company’s auditors for fiscal year 2015, the Audit Committee has considered whether Ernst & Young LLP’s provision of services other than audit services is compatible with maintaining their independence.

AUDIT COMMITTEE

George L. Miles, Jr., Committee Chairman

Deborah H. McAneny

Susan P. McGalla

Morgan K. O’Brien

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation programs for the Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), President and Matthew D. Lawton and Manual A. de Zárraga, two of our Executive Managing Directors (collectively with the CEO and CFO, the “named executive officers” or “NEOs”) during fiscal year 2014, together with a description of the material factors underlying the decisions which resulted in the 2014 compensation provided to the Company’s NEOs, as presented in the tables that follow this CD&A. The following discussion and analysis contains statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of financial results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

Executive Summary

This Executive Summary summarizes certain information contained within the CD&A. This Executive Summary does not include all of the information included within the CD&A, which you should read in its entirety for a more detailed discussion and analysis of our executive compensation program and the compensation decisions relating to our named executive officers.

HFF, Inc. is, based on transaction volume, one of the leading providers of commercial real estate and capital markets services to both the users and providers of capital in the U.S. commercial real estate industry and one of the largest full-service commercial real estate financial intermediaries in the country. With a history of performance spanning more than 30 years, we offer services of more than 700 experienced industry professionals including 277 transaction professionals who operate out of 22 offices nationwide. Our goal is to always put the client’s interest ahead of the Firm and every individual within the Firm. We will endeavor to strategically grow to achieve our objectives of becoming the best and most dominant “one-stop” commercial real estate and capital markets intermediary offering a variety of transaction services.

Named Executive Officers and New Officers of the Company in 2014

The following is a list of our named executive officers by name and position, as of December 31, 2014. Effective April 1, 2014, John H. Pelusi, Jr. resigned as CEO of the Company and ceased to be an executive officer.

Name	Position
Mark D. Gibson	Chief Executive Officer
Gregory R. Conley	Chief Financial Officer
Joe B. Thornton, Jr.	President
Matthew D. Lawton	Executive Managing Director
Manuel A. de Zárraga	Executive Managing Director

Effective April 1, 2014, Mr. Gibson became the Company’s chief executive officer and Mr. Thornton became the Company’s president and managing member of the Operating Partnerships, after the resignation of John H. Pelusi, Jr., effective April 1, 2014. Also effective April 1, 2014, the following persons were appointed by the Board of Directors as Executive Managing Directors of the Company: H. Scott Galloway, Matthew D. Lawton, Gerard T. Sansosti and Manuel A. de Zárraga.

2014 Business Highlights

In 2014, the Company delivered year-over-year increases in revenue, production volumes, operating income and net income from 2013 levels. Listed below are certain of our business highlights for the 2014 fiscal year:

•

Record full year revenues of $425.9 million for the year ended December 31, 2014, an increase of $70.3 million, or approximately 19.8%, compared to revenues of $355.6 million during the same period in 2013.

•	Net income for the year ended December 31, 2014 of $61.3 million, an increase of approximately $9.9 million, or 19.2%, compared with $51.4 million for the year ended December 31, 2013.

•

Adjusted EBITDA for the year ended December 31, 2014 of $110.1 million, which represents an increase of $13.2 million, or 13.6%, as compared to $96.9 million for the year ended December 31, 2013. Adjusted EBITDA is a non-GAAP measure. A reconciliation of net income attributable to controlling interest to Adjusted EBITDA, as well as a definition of Adjusted EBITDA, is included in Annex A to this Proxy Statement.

•

Overall production volumes for the year ended December 31, 2014 totaled approximately $65.0 billion on 1,828 transactions, representing a 16.6% increase in production volume and a 19.8% increase in the number of transactions when compared to the production volumes of approximately $55.7 billion on 1,526 transactions for the comparable period in 2013.

Our Executive Compensation Program and Strong Governance Approach

Embedded in our Mission Statement is our goal to hire and retain associates who have the highest ethical standards and the best reputations in the industry to preserve our culture of integrity, trust and respect and to promote and encourage teamwork to ensure our clients have the “best team on the field” for each transaction. Simply stated, without the best people, we cannot be the best Company. To ensure we achieve our goals and aspirations and provide outstanding results for our clients and shareholders, we must maintain a flexible compensation and ownership package to appropriately recognize and reward our existing and future associates who profoundly contribute to our success through their value-added performance. The ability to reward extraordinary performance is essential in providing superior results for our clients while appropriately aligning our interests with those of our shareholders.

The Company’s executive compensation program is designed to motivate our NEOs to create value for our stockholders. To achieve this objective, our incentive programs use a mix of cash and stock incentive awards, which we believe allows us to attract and retain highly-qualified executives while aligning our executive compensation with the Company’s financial performance. Inherent in our compensation design is a strong emphasis on performance based compensation. The Company uses a balanced approach of short-term incentives tied to achievement of annual Company financial objectives and long-term incentives that focus executive officers on stockholder value creation. The payouts under the Company’s fiscal year 2014 compensation program reflect the Company’s strong performance.

Our compensation program and policies are closely reviewed by our Committee to ensure that our programs align with our core principles and Mission Statement. We examine best practices in governance and executive compensation including key features that are designed to align the interests of our executives and stockholders and to mitigate compensation-related risks. The table below highlights some of our compensation practices:

Pay Practices We Follow . . .	Pay Practices We Avoid . . .
☑ Pay for Performance	☒ No gross-up payments to cover excise taxes
☑ Tie significant levels of compensation to key corporate and individual goals	☒ No Guaranteed Annual or Multi-Year Bonuses
☑ Implement a Clawback Policy	☒ No Repricing of Underwater Stock Options
☑ Stock Ownership Guidelines for the CEO and non- employee directors	☒ No significant compensation in the form of perquisites for executives
☑ Employ an Independent Consultant Who Reports Directly to the Compensation Committee
☑ Mitigate Undue Risk in Compensation Programs

Our 2014 Say-on-Pay Results

The Board of Directors is committed to understanding the views of our shareholders by providing an opportunity to endorse our executive compensation through an advisory, non-binding vote. In 2014, our shareholders approved our executives’ compensation by a vote of 82.7%. The Committee considered these strong voting results to be a sign of support from our shareholders and decided not to make any material changes to our executive compensation programs. The Committee will continue to review our compensation programs each year in light of the annual “say-on-pay” voting results and shareholder feedback.

Role of the Compensation Committee

The Compensation Committee (the “Committee”) of the Board of Directors is currently composed of four non-employee directors, all of whom are independent directors under the listing standards of the New York Stock Exchange and the Securities and Exchange Commission rules. The Committee has responsibility for determining and implementing the Company’s philosophy with respect to executive compensation. Accordingly, the Committee has overall responsibility for approving and evaluating the various components of the Company’s executive compensation program. The Committee meets at least twice per year (and more often as necessary) to discuss and review the compensation of the NEOs. The Committee annually reviews and approves the compensation of the CEO. The Committee also reviews and approves the compensation of the other NEOs after considering the recommendations of the CEO. In establishing and reviewing compensation for the NEOs, the Committee considers, among other things, the financial results of the Company, recommendations of management and compensation data for comparable companies.

The Committee operates under a written charter originally adopted by the Board of Directors of the Company on January 30, 2007 and last amended on May 23, 2013. A copy of this charter is posted on the Company’s website at http://www.hfflp.com on the “Investor Relations” page.

Role of the Compensation Consultant

Since 2009, the Committee has engaged Frederic W. Cook & Co., Inc. (“Cook & Co.”), an independent compensation consultant, to provide advice on executive compensation matters. All services provided by consultants to the Committee are conducted under the direction or authority of the Committee, and all work performed by compensation consultants must be pre-approved by the Committee.

Cook & Co. does not provide any other services to the Company, and neither Cook & Co. nor any members of its consulting team owns any shares of the Company’s common stock. There are no personal or business relationships between Cook & Co.’s employees and any executive of the Company. In addition, there are no personal or business relationships between Cook & Co.’s employees and any member of the Compensation Committee. Cook & Co. maintains a detailed conflict of interest policy in order to ensure that compensation committees receive conflict-free advice, and all of Cook & Co.’s employees were in compliance with such policy in 2014. Fees and expenses paid to Cook & Co. in 2014 in respect of consulting services to the Company were less than 1% of Cook & Co.’s total consulting income during that period. The Compensation Committee, after taking into consideration all factors relevant to Cook & Co.‘s independence, including but not limited to factors specified in NYSE listing standards, confirmed that Cook & Co. is independent and determined that no conflicts of interest exist between Cook & Co. and the Company.

Compensation Philosophy — Mission and Vision Statement

In connection with setting the compensation for executive officers, the Company has adopted the philosophy set forth in the Mission and Vision Statement (see below) of the Operating Partnerships. The Mission and Vision Statement reflects our pay for value-added performance philosophy. We believe this Mission and Vision Statement is critical to our continued success. The foundation of our Mission and Vision Statement is based on the concept that a client’s interest must be placed ahead of ours or any individual’s working for us. Our goal is to hire and retain associates throughout the entire organization who have the highest ethical standards with the best reputation in the industry to preserve our culture of integrity, trust and respect. We endeavor to promote and encourage teamwork to ensure our clients have the best team on each transaction. Without the best people, we believe we cannot be the best firm and achieve superior results for our clients.

To enable us to achieve our goals, we believe that we must maintain a flexible compensation structure, including equity-based compensation awards, to appropriately recognize and reward our existing and future associates who profoundly affect our future success. We believe the ability to reward superior performance is essential if we want to provide superior results for our clients.

The Committee’s goals in structuring the Company’s compensation program for its NEOs are to:

•	provide incentives to achieve Company financial objectives;

•	provide long-term incentives for the executive officers to retain and motivate them to contribute to the Company’s long-term success; and

•	set compensation levels sufficiently competitive to retain and attract high quality executives and to motivate them to contribute to the Company’s success.

The Committee has determined that to achieve these objectives, the Company’s executive compensation program should reward both individual and Company short-term and long-term performance. To this end, the Committee believes that executive compensation packages provided by the Company to its executive officers should include both cash- and stock-based compensation. However, the Committee does not rely on any policy or formula in determining the appropriate mix of cash and equity compensation, nor does it rely on any policy or formula in allocating long-term compensation to different forms of awards.

Given the CEO’s, President’s, Mr. Lawton’s and Mr. de Zárraga’s unique roles as both executive officers of the Company and transaction professionals of HFF LP, the Company’s executive compensation program operates in conjunction with the Company’s overall compensation system, which is intended to ensure continued significant and direct emphasis on annual production, to maintain and honor our partnership culture, to continue the alignment of employee, management and stockholder interests through our profit participation bonus plans and to enhance our succession plans for future leadership of the Company.

Setting Executive Compensation

In making compensation decisions, the Committee considers the recommendations of management. The Committee also considers corporate and executive performance, an executive’s level of experience and responsibility, an executive’s current compensation level and historical compensation practices. In addition, the Committee may look at market data for comparable companies. The Committee does not attempt to maintain a specific percentile with respect to a particular peer group set of companies in determining compensation for NEOs. However, the Committee does periodically review information regarding compensation trends and levels from a variety of sources in making compensation decisions.

In 2014, the Committee engaged Cook & Co. to provide advice on executive compensation matters. At the same time, the Committee conducted an extensive review of the CEO’s compensation, considering CEO compensation at public companies in the professional services sector, including real estate service companies, with annual revenues between $100 million and $500 million as well as CB Richard Ellis Group and Jones Lang LaSalle, which consistently compete with us for top executive talent in the commercial real estate industry. This analysis included data on the following key elements of pay: (i) base salary, (ii) bonus, (iii) stock and option awards, (iv) non-equity incentive plan compensation and (v) all other compensation. The Committee reviewed the data, keenly aware of some of its limitation including, the limited number of companies in the “peer” subset, described above, and the significant differences in size and business scope between the Company and the “peer” subset. In connection with the CFO’s compensation, the Committee also reviewed compensation for the similar position from national general industry surveys.

The Committee also evaluates the performance of the Company’s CEO, CFO, President, Mr. Lawton and Mr. de Zárraga based on quantitative and qualitative performance criteria as described in more detail herein.

Compensation-Related Risk Assessment

In setting executive compensation, the Committee considers risks associated with payment of executive compensation. The Committee takes steps to mitigate undue risk, including implementing a clawback policy and stock ownership guidelines, as discussed in this CD&A. Many of the Company’s executive compensation plans are tied to the Company’s performance, reducing the risk associated with a possible downturn in the markets in which the Company operates. Total executive base salary compensation paid with respect to 2014 represented less than 15% of the total compensation paid to the CEO; less than 20% of the total compensation paid to the President; less than 60% of the total compensation paid to our CFO; less than 10% of the total compensation paid to Mr. Lawton and less than 10% of the total compensation paid to Mr. de Zárraga, with the remainder being tied to performance. The Committee believes that none of the Company’s compensation programs create risks that are reasonably likely to have a material adverse impact on the Company.

Consideration of Stockholder Advisory Vote on Executive Compensation

In determining and approving compensation of our NEOs, the Committee monitors the results of the Company’s annual advisory vote on named executive compensation. The Company’s stockholders overwhelmingly approved our executive compensation program at our last annual meeting, with an approval rating of 82.7% of the shares represented at the meeting, with broker non-votes not considered in the calculation.

Although this vote is non-binding, the Committee viewed this strong endorsement of our executive compensation decisions and policies as an additional factor supporting the Committee’s conclusion that our existing approach to executive compensation has been successful for the Company.

2014 Executive Compensation Components

The Company’s executive compensation program is comprised of three core elements:

•	base salary;

•	cash bonuses; and

•	long-term incentives, consisting of equity awards.

In making decisions with respect to any element of a NEO’s compensation, the Committee considers the total current compensation that such NEO may be awarded and any previously granted unvested equity awards. The Committee’s goal is to award compensation that is reasonable in relation to the Company’s compensation philosophy and objectives when all elements of potential compensation are considered.

Base Salaries

In General.    Base salary reflects the scope of job responsibility and the day-to-day performance of the executive officer relative to his or her duties and responsibilities. As a fixed component of compensation, base salary plays an important role in attracting and retaining executive talent. In determining base salaries, the Committee considers several factors, including:

•	historical information regarding compensation previously paid to NEOs;

•	the individual’s experience and level of responsibility; and

•	the performance of the Company and the executive.

The Committee’s practice is to review base salary levels annually.

Compensation for Named Executive Officers During 2014

Mr. Pelusi’s 2014 annual salary up to and including March 31, 2014, the day prior to the effectiveness of his resignation as CEO and director of the Company, was $1,000,000. Beginning on April 1, 2014, the effective date of Mr. Pelusi’s resignation as CEO of the Company, Mr. Pelusi ceased to be an executive officer of the Company. After April 1, 2014 until the fiscal year ended December 31, 2014, Mr. Pelusi’s annual salary was $250,000. During 2012, Mr. Pelusi was paid an annual salary of $600,000 and during 2013, he was paid an annual salary of $1,000,000.

Effective April 1, 2014, the annual salary of each of our CEO, Mark D. Gibson and President, Joe B. Thornton, Jr., is $500,000. From January 1, 2014 to March 31, 2014, each of Mr. Gibson’s and Mr. Thornton’s annual base salaries was $500,000. During 2012 and 2013, each of Mr. Gibson and Mr. Thornton was paid an annual salary of $275,000 and $500,000, respectively, as executive managing directors of HFF LP.

Effective April 1, 2014, the annual salary of our Executive Managing Directors, Matthew D. Lawton and Manual A. de Zárraga, is $250,000. From January 1, 2014 to March 31, 2014, each of Mr. Lawton’s and Mr. de Zárraga’s annual base salaries was $250,000. During 2012 and 2013, Mr. Lawton was paid an annual salary of $120,000 and $134,000, respectively, as an office manager. During 2012 and 2013, Mr. de Zárraga was paid an annual salary of $150,000 as an office manager.

Among the factors considered by the Committee in establishing each of Messrs. Pelusi’s, Gibson’s, Thornton’s, Lawton’s and de Zárraga’s base salaries were each of their base salaries and total compensation as they compare to those paid to the counterparts and other corresponding persons of the Company’s competitors and other “peer” companies, as well as each of their skills and experience, historical base salary and performance in each of their executive offices of the Company.

Messrs. Pelusi, Gibson, Thornton, Lawton and de Zárraga are also employed as transaction professionals of HFF LP, one of the two partnerships through which we conduct our business. Accordingly, they are also paid for their respective service as a transaction professional. As is the case with all transaction professionals, each of their payments as a transaction professional is based upon commissions they earn for the capital markets services revenue that they bring into HFF LP (as discussed in more detail below). In addition, Mr. Gibson is a licensed broker for HFF Securities, and is accordingly paid for his service in the form of commission payments. This is consistent with HFF LP’s pay-for-performance policy, as the compensation earned by each of Messrs. Pelusi, Gibson, Thornton, Lawton and de Zárraga as a transaction professional, and Mr. Gibson as a licensed broker, is directly related to the amount of revenue they each generate for HFF LP and HFF Securities, respectively. In addition, in order to attract and retain top producers, such as Messrs. Pelusi, Gibson, Thornton, Lawton and de Zárraga, it is critical that they share in the revenue and certain other income that they generate for the Operating Partnerships.

Subject to satisfying certain performance thresholds, Messrs. Pelusi, Gibson, Thornton, de Zárraga and Lawton and other transaction professionals may receive commission payments up to 50% of the adjusted collected fee amount that they generate for the Operating Partnerships. Under this policy, the adjusted collected fee amount is determined based upon the gross revenue actually received by the Operating Partnerships attributable to the efforts of such transaction professionals and after payment of all customary and appropriate fee splits with outside cooperating brokers or others. The adjusted collected fee amount is also reduced by related transaction professional expenses, including all applicable management plan payments, bonus pool payments to analysts, splits with other transaction professional and employees, and other similar compensation paid or payable to individuals involved in the generation of any commission revenue. Messrs. Gibson, Thornton, de Zárraga and Lawton, and Mr. Pelusi during 2014 until his resignation effective April 1, 2014, are the only transaction professionals who also serve as a NEO and whose compensation is directly reviewed and approved by the Committee. The Committee considers Messrs. Pelusi’s, Gibson’s, Thornton’s, de Zárraga’s and Lawton’s total compensation relative to that of other top Company transaction professionals so as to balance the fact that each of them, by reason of their services as executive officers, must redirect much of their focus and efforts to their executive officer responsibilities as opposed to their own individual production.

The annual base salary of our CFO, Gregory R. Conley, was $375,000 in 2014. During 2012 and 2013, Mr. Conley was paid an annual salary of $250,000 and $350,000, respectively. Among the factors considered by the Committee in establishing his base salary were Mr. Conley’s base salary and total compensation as they compare to those paid to the chief financial officers and other corresponding persons of the Company’s competitors and other “peer” companies, as well as his skills and experience, historical base salary and performance as CFO of the Company. After reviewing Mr. Conley’s compensation and consulting with the CEO, the Committee decided to increase Mr. Conley’s annual base salary for 2015 to $425,000.

Bonuses

In General.    Annual cash and equity-based bonuses are included as part of the executive compensation program to ensure that a significant portion of each NEO’s compensation is contingent on the annual performance of the Company, as well as the individual contribution of the NEO. The Committee believes that this structure is appropriate because it aligns the interests of management and stockholders by rewarding executives for strong annual performance by the Company. Bonuses, if earned based on superior performance, are intended to be on the high end of competitive levels to compensate for lower base salaries.

In addition to our regular bonus program, in connection with their services as a transaction professional with HFF LP, each of Messrs. Pelusi, Gibson, Thornton, de Zárraga and Lawton are eligible for an annual bonus through the Operating Partnership Office Profit Participation Bonus Plan, and each of Messrs. Pelusi, Gibson, Thornton, Conley, de Zárraga and Lawton are eligible for an annual bonus through HFF Inc.’s Firm Profit Participation Bonus Plan.

2014 Performance Bonuses

The regular bonus program is comprised of two parts, the base plan and the Supplemental Leadership Team Bonus Plan, which was adopted in 2013. The Supplemental Leadership Team Bonus Plan affords members of the Executive and Leadership Committees (or any similar future committees) established by the Company, the Operating Partnerships or any other affiliate of the Company and who participate in the Firm Profit Participation Bonus Plan the opportunity to earn an additional bonus based on the achievement of certain financial targets established by the Compensation Committee. The bonus amount for 2014 was $560,000. The Supplemental Leadership Team Bonus Plan is administered by the Board of Directors (or an appropriate committee thereof) and all decisions of the Board with respect to the administration of the Supplemental Leadership Team Bonus Plan are final, conclusive and binding on all persons, including the Company, its subsidiaries and affiliates, any employee and any persons claiming rights from or through employees of the Company.

Members of the Executive and Leadership Committees (or any similar committees established in the future) established by the Company, the Operating Partnerships or any other affiliate of the Company are eligible to participate in and receive a bonus payment under the Supplemental Leadership Team Bonus Plan (a “Supplemental Leadership Team Bonus”). The Company’s current Chief Executive Officer, Mark D. Gibson, current President, Joe B. Thornton, Jr., former Chief Executive Officer, John H. Pelusi, Jr. and current Executive Managing Directors H. Scott Galloway, Matthew D. Lawton, Gerard T. Sansosti and Manuel A. de Zárraga are members of the Executive Committee and are eligible for Supplemental Leadership Team Bonuses. The Company’s Chief Financial Officer, Gregory R. Conley, the Company’s Chief Operating Officer (“COO”), Nancy O. Goodson, as well as the Company’s director emeritus John P. Fowler, are ad hoc members of the Executive Committee and are also eligible for such bonuses.

In connection with determining the 2014 bonus amount for Messrs. Gibson, Thornton, de Zárraga and Lawton and the other voting members of the Executive Committee and Mr. Conley, the Committee established an executive bonus pool of $3,560,000 (from the combined base target bonus pool of $3,000,000 and Supplemental Leadership Team Bonus Plan pool of $560,000) with the actual bonus paid to be based upon the achievement of pre-established individual and Company-level objectives. In particular, their bonuses were dependent on performance in connection with (i) maximizing stockholder value while ensuring adherence to the Company’s Vision and Mission Statement, (ii) exploring and developing strategic alternatives for the Company’s growth and future profitability and enhanced stockholder value, (iii) ensuring that the Company’s strategic plan and budget are fully developed, presented and implemented following approval by the Board of Directors and that the Board of Directors is apprised of and involved in all key strategic initiatives and/or issues that were not part of the strategic plan and budget as they arise, (iv) managing investor relations and communications efforts and supporting the Company’s stock in the institutional and analyst community, (v) identifying succession planning candidates through continued implementation of the Company’s Leadership Team Committee and new internal management structure and developing a multi-year management and succession plan for such candidates, (vi) managing all public company and Operating Partnerships operations, and (vii) meeting certain financial targets (i.e. budgeted revenue, operating income and adjusted EBITDA) of the Company. In addition, the bonuses for Messrs. Gibson, Thornton, de Zárraga and Lawton and the other voting members of the Executive Committee, specifically, were also dependent on performance in connection with building a strong working relationship with the CFO and COO and supporting their greater involvement in the implementation of the Company’s strategic business goals and objectives.

After considering the outstanding 2014 performance of each of Messrs. Gibson, Thornton, Lawton, de Zárraga, Conley and the Company in light of the individual and Company-level objectives established by the Committee and reviewing Messrs. Gibson’s, Thornton’s, Lawton’s, de Zárraga’s and Conley’s compensation and considering peer company information, the Committee approved an executive bonus in cash of $750,000 for Mr. Gibson, an executive bonus in cash of $750,000 for Mr. Thornton, an executive bonus in cash of $425,000 for Mr. Lawton, an executive bonus in cash of $425,000 for Mr. de Zárraga and an executive bonus in cash of $110,000 for Mr. Conley. The Committee determined that these bonus amounts were appropriate in light of the Company’s performance discussed above, which included exceeding certain budgeted goals and the payment of a special dividend, and Messrs. Gibson’s, Thornton’s, Lawton’s, de Zárraga’s and Conley’s contributions to that performance.

Under his employment agreement, Mr. Conley is eligible to receive an annual cash bonus in an amount up to 50% of his base salary. The Committee may also, in its discretion, establish target bonuses and award performance bonuses in excess of such amounts. The Committee set Mr. Conley’s target 2014 bonus opportunities at $187,000, or 50% of his base salary. In connection with determining Mr. Conley’s actual bonus payout, the Committee consulted with the CEO and considered his impression of the CFO’s performance, as outlined in a written performance review of Mr. Conley. The performance factors considered by the Committee in connection with awarding such incentive bonuses included the CFO’s (i) implementation and execution of the Company’s business plan, (ii) managing and recommending improvements in the Company’s operations, including the Company’s credit facilities, and internal efficiencies, (iii) managing and administering the Company’s support functions, including assisting with the opening of offices in Philadelphia and Charlotte, as well as expansion and renewals of offices in several other cities, and (iv) individual performance and achievements. In connection with awarding a bonus to Mr. Conley, the Committee also considered his performance in connection with the preparation of the Company’s financial statements and maintaining effective internal controls. After considering Mr. Gibson’s recommendations, competitive data provided by the consultant and the performance factors noted above, the Committee approved a cash bonus of $200,000 for Mr. Conley, or 106% of his target bonus. The Committee determined that this bonus amount was appropriate in light of the performance of Mr. Conley in his areas of responsibility.

The Compensation Committee, starting with the 2015 awards, currently expects to combine the base bonus and Supplemental Leadership Team Bonus into a single bonus (an “Executive Bonus”) for eligible recipients. Upon the grant of an Executive Bonus to an eligible recipient, such recipient would receive 50% of the award in cash, payable immediately, and 50% of the award in restricted shares, the latter to be vested over the course of three years for those award recipients who hold less than 300,000 restricted shares of common stock of the Company. The Committee expects to implement this change to provide for consistency with the Firm Profit Participation Bonus Plan (as described below). By implementing this practice, the Compensation Committee expects to ensure that the eligible recipients for the Executive Bonus receive such awards in a similar fashion to the recipients of awards under the Firm Profit Participation Plan.

Profit Participation Bonus Plans

Operating Partnership Profit Participation Bonus Plans.    The Profit Participation Bonus Plan of each of HFF LP and HFF Securities (each, an “Office Profit Participation Plan”) is designed to reward an office or line of business for an exceptionally productive year. In addition, the Office Profit Participation Bonus Plans reward income generation as well as the ability of an office or line of business to control costs. This element of compensation is integral to HFF LP’s and HFF Securities’ compensation practices because it provides an understandable incentive to each of our offices and lines of business and allows us to reward superior performance. Each Office Profit Participation Bonus Plan generally provides that offices or lines of business that generate profit margins for their office or line of business of 14.5% or more are entitled to additional bonuses of an allocated share of 15% of net income from the office. The allocation of the profit participation bonus and how it is shared within the office are determined by the office head in consultation with the managing member of the Operating Partnerships. In addition, in January 2011 the Company amended each Office Profit Participation Plan such that the Board, or any appropriate committee thereof, may elect to pay up to one-third of the profit participation bonuses payable under the applicable Office Profit Participation Bonus Plan in the form of equity-based awards pursuant to the Company’s 2006 Omnibus Incentive Compensation Plan (the “2006 Plan”) (or any other compensation plan adopted by the Company under which equity securities of the Company are authorized), which awards may be subject to delayed vesting schedules. The Compensation Committee’s practice for 2014 awards, however, subject to the Committee’s future consideration and approval at the time of each grant, is that if a recipient owned greater than 300,000 shares of Class A common stock at the time of grant, the recipient is paid the full amount of the profit participation bonus in cash in lieu of equity-based awards, although one-third of such cash payment payable is be subject to a similar delayed vesting schedule as that applicable to portions of profit participation bonuses paid in the form of equity-based awards that year. The Compensation Committee’s practice starting with the 2015 awards, however, subject to the Committee’s future consideration and approval at the time of each grant, is that, upon grant to an eligible recipient, such recipient is to receive 50% of the award in cash, payable immediately, and 50% of the award in equity, the latter to be vested over the course of three years, one third of the award each year beginning on the first anniversary of each grant.

Messrs. Gibson, Thornton, de Zárraga and Lawton are eligible to participate in the Office Profit Participation Bonus Plan. Mr. Gibson received an office profit participation bonus under the Office Profit Participation Bonus Plan of $525,600 in 2015 related to 2014 performance. Mr. Thornton received an office profit participation bonus under the Office Profit Participation Bonus Plan of $500,600 in 2015 related to 2014 performance. Mr. de Zárraga’s office profit participation bonus was $349,202 in 2015 related to 2014 performance. Mr. Lawton’s office profit participation bonus was $510,751 in 2015 related to 2014 performance. Because each of Mr. Gibson, Mr. Thornton and Mr. Lawton owned greater than 300,000 shares of Class A common stock at the time of grant, each of them will be paid the full amount of the profit participation bonus in cash in lieu of equity-based awards, and one third of each such cash payment payable is subject to a similar delayed vesting schedule as that applicable to portions of profit participation bonuses paid in the form of equity-based awards for that year. Because Mr. de Zárraga owned less than 300,000 shares of Class A common stock at the time of grant, Mr. de Zárraga’s office profit participation bonus was paid two-thirds in cash, payable immediately, and one third in restricted shares of the Company’s Class A common stock under the 2006 Plan. Twenty-five percent of the equity portions of the profit participation bonuses vested immediately and seventy-five percent will vest on February 18, 2016.

Firm Profit Participation Plan.    In January 2011, the Company adopted the HFF, Inc. Firm Profit Participation Bonus Plan (the “Firm Profit Participation Bonus Plan”), under which members of the Executive and Leadership Committees (or any similar committees established in the future) established by the Company, the Operating Partnerships or any other affiliate of the Company, which include each of our CEO, President, CFO, Mr. Lawton and Mr. de Zárraga, are eligible for an annual bonus. The purpose of the Firm Profit Participation Bonus Plan is to encourage and reward firm-wide collaboration and broad stewardship and to promote the financial success of the Company and the Operating Partnerships as well as succession planning for the future. For each calendar year, if the Company achieves a 17.5% or greater adjusted operating income margin, a bonus pool is funded by a percentage of the Company’s adjusted operating income, ranging from 15% to 25%, beyond predefined adjusted operating income margin thresholds, ranging from 17.5% to 27.5%. The Board, or any appropriate committee thereof, may elect to pay up to two-thirds of the profit participation bonuses payable under the Firm Profit Participation Bonus Plan in the form of equity-based awards pursuant to the 2006 Plan (or any other compensation plan adopted by the Company under which equity securities of the Company are authorized). The Compensation Committee’s practice for 2014 awards, however, subject to the Committee’s future consideration and approval at the time of each grant, is that if a recipient owned greater than 300,000 shares of Class A common stock at the time of grant, the recipient is paid the full amount of the profit participation bonus in cash in lieu of equity-based awards, although one-third of such cash payment payable is subject to a similar delayed vesting schedule as that applicable to portions of profit participation bonuses paid in the form of equity-based awards that year. The Compensation Committee’s practice starting with the 2015 awards, however, subject to the Committee’s future consideration and approval at the time of each grant, is that, upon grant to an eligible recipient, such recipient is to receive 50% of the award in cash, payable immediately, and 50% of the award in equity, the latter to be vested over the course of three years, one third of the award each year beginning on the first anniversary of each grant.

Messrs. Pelusi, Gibson, Thornton, Lawton, de Zárraga and Conley are each eligible to participate in the Firm Profit Participation Bonus Plan. Mr. Pelusi received a profit participation bonus under the Firm Profit Participation Bonus Plan of $325,000 in 2015 related to 2014 performance. Because Mr. Pelusi owned less than 300,000 shares of Class A common stock at the time of grant, his profit participation bonus was paid one-third in cash and two-thirds in equity. Fifty percent of the each of the cash and equity portion of the award vested immediately and the remaining fifty percent will vest on February 18, 2016. Mr. Conley received a profit participation bonus under the Firm Profit Participation Bonus Plan of $60,000 in 2015 related to 2014 performance. Because Mr. Conley owned less than 300,000 shares of Class A common stock at the time of grant, his profit participation bonus was paid one-third in cash and two-thirds in restricted shares of the Company’s Class A common stock under the 2006 Plan. Fifty percent of each of the cash and equity portions of the profit participation bonus vested immediately upon grant and fifty percent will vest on February 18, 2016. Mr. Lawton received a profit participation bonus under the Firm Profit Participation Bonus Plan of $100,000 in 2015 related to 2014 performance. Because Mr. Lawton owned greater than 300,000 shares of Class A common stock at the time of grant, his profit participation bonus will be paid in cash, 50% of which vested immediately upon grant and 50% of which will vest on March 18, 2016.

Long-Term Incentive Program

Our Board of Directors believes that compensation paid to executive officers should be closely aligned with our performance on both a short-term and long-term basis, and that their compensation should assist us in recognizing and rewarding key executives who profoundly affect our future success through their value-added performances. Therefore, we have adopted and maintain an incentive compensation plan, the 2006 Plan. This plan is designed to align management’s performance objectives with the interests of our stockholders. Awards under our 2006 Plan are administered by the Committee.

All grants of equity compensation to NEOs, including those made in connection with the Office Profit Participation Bonus Plan and the Firm Profit Participation Bonus Plan, are made by the Committee. Whether grants are made and the type and size of any grants are based upon Company and individual performance, position held, years of service, level of experience and potential of future contribution to the Company’s success. The Committee may also consider long-term incentive grants previously awarded to the NEOs, long-term incentive grants given to other executive officers throughout the Company’s history and grant practices at comparable companies.

2014 Equity Grants

As described above, in February 2015, Mr. Conley was granted 1,071 restricted shares of the Company’s Class A common stock with a grant date fair value of $40,013 under the 2006 Plan as part of his 2014 profit participation bonuses. One-half of the restricted shares vested immediately upon grant and one-half of the restricted shares will vest on February 18, 2016. In February 2015, Mr. Pelusi was granted 5,799 restricted shares of the Company’s Class A common stock with a grant date fair value of $216,651 under the 2006 Plan as part of his 2014 profit participation bonuses. One-half of the restricted shares vested immediately upon grant and one-half of the restricted shares will vest on February 18, 2016. In February 2015, Mr. de Zárraga was granted 3,116 restricted shares of the Company’s Class A common stock with a grant date fair value of $116,414 under the 2006 Plan as part of his 2014 profit participation bonuses. Twenty-five percent of the restricted shares vested immediately upon grant and seventy-five percent of the restricted shares will vest on February 18, 2016. In addition, as described above, in February 2015, Mr. Conley was granted 3,750 restricted shares of the Company’s Class A common stock with a grant date fair value of $140,100 under the 2006 Plan as part of his 2014 performance bonuses. Each of Mr. Lawton and Mr. de Zárraga were granted 7,143 restricted shares of the Company’s Class A common stock, each with a grant date fair value of $266,862 under the 2006 Plan as part of his 2014 performance bonuses. Twenty-five percent of each of Messrs Conley’s, Lawton’s and de Zárraga’s restricted shares granted under the 2006 Plan will vest on each of February 18, 2017, February 18, 2018, February 18, 2019 and February 18, 2020.

The Company has no formal program, plan or practice to time equity grants to its executives in coordination with the release of material non-public information.

Other Compensation and Perquisite Benefits

In addition to the principal categories of compensation described above, the Company provides its NEOs with coverage under its broad-based health and welfare benefits plans, including medical, dental, vision, disability and life insurance. The Company also sponsors a 401(k) plan. The 401(k) plan is a tax-qualified retirement savings plan pursuant to which all employees, including the NEOs, are able to contribute to the 401(k) plan up to the limit prescribed by the Internal Revenue Code on a before-tax basis.

All contributions made by a participant vest immediately and matching contributions by the Company made prior to April 1, 2009 were, and following October 1, 2010 are, fully vested after two years of service. These benefits are not tied to any individual or corporate performance objectives and are intended to be part of an overall competitive compensation program.

The NEOs are not generally entitled to benefits that are not otherwise available to all of our employees. In this regard, the Company does not provide pension arrangements (other than the 401(k) Plan), post-retirement health coverage or similar benefits for its executives.

Employment Agreements

A description of the employment agreements of our NEOs during 2014 at HFF, Inc., including a specific description of the components of each such named executive officer’s compensation, is set forth below. As discussed above, Mr. Pelusi ceased to be an executive officer of the Company as of April 1, 2014.

Clawback Policy

In 2013, the Committee adopted a clawback policy that covers the executive performance bonus and Supplemental Leadership Team Bonus pools, which requires that payouts under the executive performance bonus guidelines and the Supplemental Leadership Team Bonus Plan shall not be adjusted based on any information that becomes available at any time following the Determination Date of such payout amount, absent fraud, accounting irregularities, willful misconduct, gross negligence or manifest error, provided that, for two years following the awarding of any bonus amount under such plans, the award will be subject to a total clawback in the event that there is a material restatement of the Company’s financial statements for the applicable fiscal year.

For further detail regarding the Officer Profit Participation Bonus Plans and the Firm Profit Participation Bonus Plan, see the description under “Profit Participation Bonus Plans” below.

Stock Ownership Guidelines

On January 9, 2013, the Committee adopted a policy requiring that the Company’s CEO must own common stock of the Company equal in value to at least five times such CEO’s annual base salary. New CEOs will have up to five years from the date elected to acquire such amount of common stock of the Company.

Tax and Accounting Implications

Deductibility of Certain Compensation

Section 162(m) of the Internal Revenue Code limits the deductions that may be claimed by a public company for compensation paid to certain individuals to $1,000,000 except to the extent that any excess compensation is “performance-based compensation.” In 2014, the NEOs’ base salary and bonuses were not considered performance-based under Section 162(m) and therefore all such compensation is subject to the $1,000,000 limit. The CEO’s and President’s commission payments are exempt from the 162(m) limits and Profit Participation Bonus Plan amounts earned by the CEO and President, and paid by the Operating Partnerships, are not subject to the Section 162(m) limits. The Committee intends to maintain flexibility to pay compensation that is not entirely deductible when the best interests of the Company make that advisable. In approving the amount and form of compensation for the NEOs, the Committee will continue to consider all elements of cost to the Company of providing such compensation, including the potential impact of Section 162(m).

The Committee considers the accounting impact in connection with equity compensation matters; however, these considerations do not significantly affect decisions on grants of equity compensation.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Compensation Committee of the Company has reviewed and discussed the above Compensation Discussion and Analysis with our management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Lenore M. Sullivan, Committee Chairman

George L. Miles, Jr.

Steven E. Wheeler

Morgan K. O’Brien

OUR MISSION AND VISION STATEMENT

Our goal is to always put the client’s interest ahead of the Firm and every individual within the Firm.

We will endeavor to strategically grow to achieve our objective of becoming the best and most dominant “one-stop” commercial real estate and capital markets intermediary offering the following:

•	Investment Banking and Advisory Services;

•	Investment Sales Services;

•	Loan Sales and Distressed Asset Sales;

•	Entity and Project Level Equity Services and Placements as well as all forms of Structured Finance Solutions;

•	All forms of Debt Placement Solutions and Services; and

•	Commercial Loan Servicing (Primary and Sub-servicing).

Our goal is to hire and retain associates who have the highest ethical standards and the best reputations in the industry to preserve our culture of integrity, trust and respect and to promote and encourage teamwork to ensure our clients have the “best team on the field” for each transaction. Simply stated, without the best people, we cannot be the best Firm.

To ensure we achieve our goals and aspirations and provide outstanding results for our stockholders, we must maintain a flexible compensation and ownership package to appropriately recognize and reward our existing and future associates who profoundly contribute to our success through their value-added performance. The ability to reward extraordinary performance is essential in providing superior results for our clients while appropriately aligning our interests with our stockholders.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned during fiscal 2012, 2013 and 2014 by our named executive officers for each of those fiscal years: John H. Pelusi, Jr., our prior Chief Executive Officer; Mark D. Gibson, our Chief Executive Officer from April 1, 2014, Gregory R. Conley, our Chief Financial Officer; Joe B. Thornton, Jr., our President, Manuel A. de Zárraga, our Executive Managing Director and Matthew D. Lawton, our Executive Managing Director. As previously discussed in this Proxy Statement, Mr. Pelusi has resigned as our Chief Executive Officer effective April 1, 2014.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards(1) ($)		All Other Compensation ($)		Total ($)
Mark D. Gibson, Chief Executive Officer	2014	500,000	(26)	2,580,219	(2)	—		531,596	(3)	3,611,815
	2013	500,000		4,161,527	(2)	—		1,516,776		6,178,303
	2012	275,000		1,880,343	(2)	—		567,261		2,722,604
John H. Pelusi, Jr., former Chief Executive Officer	2014	437,500		858,000	(4)	—		332,456	(5)	1,627,956
	2013	1,000,000		2,647,956	(4)	—		32,162		3,680,118
	2012	600,000		3,003,541	(4)	—		292,874		3,896,415
Gregory R. Conley, Chief Financial Officer	2014	375,000		310,000	(6)	331,988	(12)	68,011	(8)(9)(10)	1,084,999
	2013	350,000		219,335	(7)	—	(7)(8)	56,316	(7)(8)	625,651
	2012	250,000		182,750	(7)	—	(7)(8)	61,291	(7)(8)(11)	494,041
Joe B. Thornton, Jr., President	2014	500,000	(26)	1,570,659	(13)	—		506,236	(14)	2,576,895
	2013	500,000		1,115,781	(13)	—		1,192,579		2,808,360
	2012	275,632		922,632	(13)	—		552,261		1,749,893
Matthew D. Lawton, Executive Managing Director	2014	250,000	(26)	1,635,035	(15)	1,147,585	(16)	621,930	(17)	3,654,550
	2013	134,000		1,492,857	(15)	—		890,616		2,517,473
	2012	120,000		1,322,267	(15)	—		634,341		2,076,608
Manuel A. de Zárraga, Executive Managing Director	2014	250,000	(26)	1,562,055	(18)	1,147,585	(23)(19)	366,000	(21)(23)(25)	3,325,640
	2013	150,000		787,544	(18)	—	(23)(24)	275,599	(23)(24)	1,213,143
	2012	150,000		949,008	(18)	120,000	(20)	303,348	(22)	1,522,356

(1)	The amounts in this column represent the grant-date fair value of restricted stock unit awards issued by the Company for the respective fiscal years. All grants were made under the 2006 Omnibus Incentive Compensation Plan (the “2006 Plan”). See Note 3 “Stock Compensation” to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2014 for discussion regarding the valuation of our stock and option awards.

(2)	Includes Mr. Gibson’s performance bonus of $750,000 under the combined base bonus and Supplemental Leadership Team Bonus Plan and commissions of $1,830,219 for the fiscal year ended December 31, 2014; performance bonus of $375,000, commissions of $3,660,998 and a bonus of $125,529 under the Supplemental Leadership Team Bonus Plan for the fiscal year ended December 31, 2013; and performance bonus of $375,000 and commissions of $1,505,343 for the fiscal year ended December 31, 2012.

(3)	Includes $794 in imputed income on group term life insurance premiums, $202 in life insurance premiums, $525,600 in profit participation bonuses under the Office Profit Participation Bonus Plan and $5,000 in a 401(k) match paid by us in 2014.

(4)	Represents Mr. Pelusi’s commissions of $858,000 for the fiscal year ended December 31, 2014. Includes Mr. Pelusi’s performance bonus of $2,250,000, commissions of $394,539 and bonus of $3,417 under the Supplemental Leadership Team Bonus Plan for the fiscal year ended December 31, 2013; and performance bonus of $2,250,000 and commissions of $753,541 for the fiscal year ended December 31, 2012.

(5)	Includes $1,231 in imputed income on group term life insurance premiums, $202 in life insurance premiums, $5,000 in a 401(k) match and $1,023 in imputed income on parking expenses and related gross-up for taxes paid by us in 2014. Additionally, $325,000 was awarded under the Firm Profit Participation Bonus Plan, which was paid one-third in cash and two-thirds in restricted shares of the Company’s Class A common stock. Fifty percent of the cash portion of the award vested immediately on the grant date and fifty percent vests on the first anniversary of the grant date. The equity portion of Mr. Pelusi’s award was paid in restricted shares of the Company’s Class A common stock, with a grant date fair value of $216,651 (5,799 shares at $37.36/share on February 18, 2015),

(6)	Represents Mr. Conley’s performance bonus of $310,000 for the fiscal year ended December 31, 2014. The bonus consisted of base cash bonus of $200,000 and an executive bonus in cash of $110,000.

(7)	A portion of Mr. Conley’s 2013 bonus and 2012 bonus was paid in restricted shares of the Company’s Class A common stock, with a grant date fair value of $24,995 (847 shares at $29.51/share on January 30, 2014) and $37,500 (2,040 shares at $18.38/share on March 1, 2013). Such restricted shares were immediately vested at the grant date. These amounts are reflected in the “Bonus” column of the table. Additionally, includes $6,835 under the Supplemental Leadership Team Bonus Plan for the fiscal year ended December 31, 2013.

(8)	Mr. Conley’s awards of $60,000, $49,866 and $50,000 awarded under the Firm Profit Participation Bonus Plan in respect of 2014, 2013 and 2012, respectively, was paid one-third in cash and two-thirds in restricted shares of the Company’s Class A common stock. Fifty percent of the cash portion of each award vested immediately on the grant date and 50% vests on the first anniversary of the grant date. The equity portion of Mr. Conley’s award was paid in restricted shares of the Company’s Class A common stock, with a grant date fair value of $40,000 (1,071 shares at $37.36/share on February 18, 2015), $33,244 (1,044 shares at $31.84/share on March 3, 2014) and $33,333 (1,814 shares at $18.38/share on March 1, 2013), respectively. Mr. Conley’s Firm Profit Participation Bonus awards in respect of 2014, 2013 and 2012 are reflected in the “All Other Compensation” column of the table.

(9)	This amount includes $424 in imputed income on group term life insurance premiums, $60,000 in profit participation bonuses under the Firm Profit Participation Bonus Plan, $195 in life insurance premiums, $5,000 in a 401(k) match, $722 of imputed income on parking expenses and a related gross-up for taxes paid by us in 2014.

(10)	This amount includes the dollar value of 57 shares of Class A common stock issued to Mr. Conley in connection with dividends paid on unvested restricted stock awards under the 2006 Plan and the Firm Profit Participation Plan in 2014. We refer to each of these shares as dividend shares. The dollar value of the 57 dividend shares issued to Mr. Conley in 2014 is $1,670.

(11)	This amount includes the dollar value of 322 shares of Class A common stock issued to Mr. Conley in connection with dividends paid on vested and unvested restricted stock awards under the 2006 Plan and the Firm Profit Participation Plan in 2012. We refer to these shares as dividend shares. The dollar value of the 322 dividend shares issued to Mr. Conley in 2012 is $4,585.

(12)	The Compensation Committee approved and granted Mr. Conley 11,250 restricted shares of the Company’s Class A common stock on January 30, 2014 with a grant date fair value of $331,988 (11,250 shares at $29.51/share on January 30, 2014). The restricted shares were issued subject to the terms of the grant letter with a five year vesting schedule and the vesting date of one-fourth vesting on each of the second, third, fourth, and fifth anniversary dates of the grant.

(13)	Includes Mr. Thornton’s performance bonus of $750,000 under the combined base bonus and Supplemental Leadership Team Bonus Plan and commissions of $820,659 for the fiscal year ended December 31, 2014; performance bonus of $375,000, commissions of $656,262 and a bonus of $84,519 under the Supplemental Leadership Team Bonus Plan for the fiscal year ended December 31, 2013; and performance bonus of $375,000 and commissions of $547,632 for the fiscal year ended December 31, 2012.

(14)	This amount includes $434 in imputed income on group term life insurance premiums, $500,600 in profit participation bonuses under the Office Profit Participation Bonus Plan, $202 in life insurance premiums and $5,000 in a 401(k) match paid by us in 2014.

(15)	Includes Mr. Lawton’s performance bonus of $425,000 under the combined base bonus and Supplemental Leadership Team Bonus Plan and commissions of $1,210,035 for the fiscal year ended December 31, 2014; commissions of $1,414,059, a bonus of $51,458 under the 2006 Plan and a bonus of $27,340 under the Supplemental Leadership Team Bonus Plan for the fiscal year ended December 31, 2013; commissions of $1,270,809 and a bonus of $51,458 under the 2006 Plan for the fiscal year ended December 31, 2012. The $51,458 bonus granted under the 2006 Plan for 2012 and 2013 each represent one-third of the total cash award of $154,375 granted to Mr. Lawton on December 14, 2010. One-third of the award vested immediately upon grant and one-third of the award vested on each of March 1, 2012 and March 1, 2013.

(16)	The Compensation Committee approved and granted Mr. Lawton 38,888 restricted shares of the Company’s Class A common stock on January 30, 2014 with a grant date fair value of $1,147,585 (38,888 shares at $29.51/share on January 30, 2014). The restricted shares were issued subject to the terms of the grant letter with a five year vesting schedule and the vesting date of one-fourth vesting on each of the second, third, fourth, and fifth anniversary dates of the grant.

(17)	This amount includes $806 of imputed income on group term life insurance premiums, $100,000 in profit participation bonuses under the Firm Profit Participation Bonus Plan, $510,751 in profit participation bonuses under the Office Profit Participation Bonus Plan, $202 in life insurance premiums, $5,000 in a 401(k) match, and $5,171 of imputed income on parking expenses and a related gross-up for taxes paid by us in 2014.

(18)	Includes Mr. de Zárraga’s performance bonus of $425,000 under the combined base bonus and Supplemental Leadership Team Bonus Plan and commissions of $1,137,055 for the fiscal year ended December 31, 2014; commissions of $719,127, a bonus of $65,000 under the 2006 Plan and a bonus of $3,417 under the Supplemental Leadership Team Bonus Plan for the fiscal year ended December 31, 2013; commissions of $884,008 and a bonus of $65,000 under the 2006 Plan for the fiscal year ended December 31, 2012. The $65,000 bonus granted under the 2006 Plan for 2012 and 2013 each represent one-third of the total cash award of $195,000 granted to Mr. de Zárraga on December 14, 2010. One-third of the award vested immediately upon grant and one-third of the award vested on each of March 1, 2012 and March 1, 2013.

(19)	The Compensation Committee approved and granted Mr. de Zárraga 38,888 restricted shares of the Company’s Class A common stock on January 30, 2014 with a grant date fair value of $1,147,585 (38,888 shares at $29.51/share on January 30, 2014). The restricted shares were issued subject to the terms of the grant letter with a five year vesting schedule and the vesting date of one-fourth vesting on each of the second, third, fourth, and fifth anniversary dates of the grant.

(20)	The Compensation Committee approved and granted Mr. de Zárraga 8,247 restricted shares of the Company’s Class A common stock with a grant date fair value of $120,000 (8,247 shares at $14.55/share on March 1, 2012). The restricted shares were issued subject to the terms of the grant letter with one-third vesting on each of the first, second and third anniversary dates of the grant.

(21)	This amount includes the dollar value of 381 shares of Class A common stock issued to Mr. de Zárraga in connection with dividends paid on unvested restricted stock awards under the 2006 Plan. We refer to each of these shares as dividend shares. The dollar value of the 381 dividend shares issued to Mr. de Zárraga in 2014 is $11,159.

(22)	This amount includes the dollar value of 880 shares of Class A common stock issued to Mr. de Zárraga in connection with dividends paid on unvested restricted stock awards under the 2006 Plan. We refer to each of these shares as dividend shares. The dollar value of the 880 dividend shares issued to Mr. de Zárraga in 2012 is $12,531.

(23)

Mr. de Zárraga’s awards of $349,202 and $245,027 awarded under the Office Profit Participation Bonus Plan in respect of 2014 and 2013, respectively, was paid two-thirds in cash and one-third in restricted shares of the Company’s Class A common stock. Twenty-five percent of the restricted shares of the Company’s Class A common stock vested immediately upon grant and seventy-five percent of the restricted shares of the Company’s Class A common stock vested or will vest in one year. The equity portion of

Mr. de Zárraga’s 2013 and 2014 award was paid in restricted shares of the Company’s Class A common stock with a grant date (March 3, 2014 and February 18, 2015, respectively) fair value of $81,676 (2,565 shares at $31.84/share on March 3, 2014) and of $116,401 (3,116 shares at $37.36/share on February 18, 2015), respectively. Mr. de Zárraga’s Office Profit Participation Bonus awards in respect of 2013 and 2012 are reflected in the “All Other Compensation” column of the table.

(24)	Mr. de Zárraga’s awards of $24,933 awarded under the Firm Profit Participation Bonus Plan in respect of 2013 was paid one-third in cash and two-thirds in restricted shares of the Company’s Class A common stock. Fifty percent of the cash portion of each award vested immediately on the grant date and 50% vests on the first anniversary of the grant date. The equity portion of Mr. de Zárraga’s award was paid in restricted shares of the Company’s Class A common stock, with a grant date fair value of $16,622 (522 shares at $31.84/share on March 3, 2014). Mr. de Zárraga’s Firm Profit Participation Bonus award for 2013 is reflected in the “All Other Compensation” column of the table.

(25)	This amount includes $437 of imputed income on group term life insurance premiums, $349,202 in profit participation bonuses under the Office Profit Participation Bonus Plan, $11,159 in dividend shares as discussed in footnote 21, $202 in life insurance premiums, and $5,000 in a 401(k) match paid by us in 2014.

(26)	Represents each of Messrs. Gibson’s, Thornton’s, Lawton’s and de Zárraga’s annual base salary for the period January 1, 2014 through March 31, 2014 and, on April 1, 2014, upon the effectiveness of each of Messrs. Gibson’s, Thornton’s, Lawton’s and de Zárraga’s executive officer appointments at the Company (as more fully described herein), for the period April 1, 2014 through December 31, 2014.

Employment Agreements

John H. Pelusi, Jr., Mark D. Gibson, Joe B. Thornton, Jr., Matthew D. Lawton, Manuel A. de Zárraga

HFF LP and each of Messrs. Pelusi, Gibson, Thornton, Lawton and de Zárraga are parties to an amended and restated employment agreement in respect of Messrs. Pelusi’s, Gibson’s, Thornton’s, Lawton’s and de Zárraga’s, as the case may be, capacity as transaction professionals on terms and conditions substantially identical to the employment agreements between HFF LP and the members of HFF Holdings who were employed as transaction professionals at the time of our initial public offering. Such employment agreements were amended on June 30, 2010 when, in connection with the modification of the Exchange Right described in “Certain Relationships and Related Party Transactions — Exchange Right,” Messrs. Pelusi, Gibson, Thornton, Lawton and de Zárraga and certain other members of HFF Holdings voluntarily agreed to extend the term of the non-competition and non-solicitation restrictions under their employment agreements until March 2015.

Each of Messrs. Pelusi’s, Gibson’s, Thornton’s, Lawton’s and de Zárraga’s employment agreements provide for salary, bonuses, commission sharing, draws against commissions, bonuses and other income allocations as established from time to time by Holliday GP at the direction of our Board of Directors after consideration of the recommendation and advice of the operating committee and managing member of HoldCo LLC. Messrs. Pelusi, Gibson, Thornton, Lawton and de Zárraga are each provided with the welfare benefits and other fringe benefits to the same extent as those benefits are provided to our other similarly situated employees.

As discussed in “Non-Competition, Non-Disclosure, Non-Solicitation and Other Restrictive Covenants” below, certain non-competition and non-solicitation obligations of Messrs. Pelusi, Gibson, Thornton, Lawton and de Zárraga under their respective employment agreements, as amended (as well as similar obligations of other members of HFF Holdings under their respective employment agreements), terminated in March 2015.

The Company did not enter into new employment agreements with each of Mr. Gibson and Mr. Thornton in respect of their current service as the Company’s respective CEO and President. The Company did not enter into an employment agreement with Mr. Pelusi in respect of his prior service as the Company’s Chief Executive Officer.

Gregory R. Conley

We have an employment agreement with Gregory R. Conley. Pursuant to the terms of his employment agreement with HFF, Inc., Mr. Conley serves as our Chief Financial Officer until his employment is terminated by us or by Mr. Conley.

The compensation package of Mr. Conley is comprised of the following elements:

•

Base Salary.    The employment agreement establishes a base salary for the first year of the agreement. The Compensation Committee, in consultation with our Chief Executive Officer, will review an executive officer’s base salary annually to ensure that the proper amount of compensation is being paid to such executive officer commensurate with his service performed for us. The Compensation Committee may increase, but not decrease, such base salary in its sole discretion.

•

Annual Cash Bonus.    Mr. Conley is eligible to receive an annual cash bonus, in an amount up to 50% of his base salary, based upon his achievement of certain pre-determined financial or strategic performance goals established by the Company from time to time. The Committee may also, in its discretion, fix target bonuses and award performance bonuses in excess of such amounts.

•

Long-Term Incentive Compensation.    Pursuant to Mr. Conley’s employment agreement, on the effective date of his employment agreement, subject to the terms and conditions of the HFF, Inc. 2006 Omnibus Incentive Compensation Plan and the applicable award agreement with such executive officer under such plan, Mr. Conley received a grant of restricted Class A common stock with an aggregate fair market value on the date of grant of $300,006. This restricted stock grant vested in four equal annual installments beginning in January 2009 and is now fully vested. Although not expressly provided for in Mr. Conley’s employment agreement, he has received, and may in the future receive, additional grants of equity compensation. See “Compensation Discussion and Analysis — Long-Term Incentive Program.”

•	Other Benefits. Mr. Conley has welfare benefits and other fringe benefits to the same extent as those benefits are provided to our other similarly situated employees.

We currently do not have employment agreements with certain other key associates and there is no assurance that we will be able to retain their services.

Non-Competition, Non-Disclosure, Non-Solicitation and Other Restrictive Covenants

In March 2015, the non-competition, non-solicitation and other restrictive covenants as discussed in more detail below expired. After discussion with our transaction professionals, management and review by our independent directors, we decided not to renew these provisions prior to their expiration.

Pursuant to the employment agreements described above, we had entered into non-competition, non-disclosure, non-solicitation and other restrictive covenants with Messrs. Pelusi, Gibson, Thornton, Lawton and de Zárraga and non-disclosure and other restrictive covenants with Mr. Conley. The following are descriptions of the material terms of each covenant, which terminated in March 2015.

The non-competition, non-disclosure, non-solicitation and other restrictive covenants provided as follows:

Non-Competition.    Prior to March 29, 2015, each of Messrs. Pelusi, Gibson, Thornton, Lawton and de Zárraga were not permitted to, directly or indirectly, own, operate, manage, participate in, invest in, render services for or otherwise assist any entity that engages in any competitive business that we or our affiliates are in or are actively considering conducting during a six-month period preceding the termination date of their respective employment. Messrs. Pelusi, Gibson, Thornton, Lawton and de Zárraga were also prohibited by the terms of the non-competition covenant from directly or indirectly engaging in any activity that requires or would inevitably require the disclosure of confidential information of us or our affiliates. This non-competition covenant did not apply if any of them were terminated by us without “cause” (as defined in the employment agreement).

Non-Disclosure.    Each of Messrs. Pelusi, Gibson, Thornton, Lawton, de Zárraga and Conley were required, whether during or after his employment, to hold all “confidential information” in trust for us and were prohibited from using or disclosing such confidential information except as necessary in the regular course of our business or that of our affiliates.

Non-Solicitation.    Prior to March 29, 2015, each of Messrs. Pelusi, Gibson, Thornton, Lawton and de Zárraga were not permitted to, directly or indirectly, solicit the business of or perform duties for any client or prospective client of ours in respect of any service similar to a service performed by us or our affiliates. “Prospective client” means any person with which we or our affiliates were in active business discussions at any time within six months prior to the termination date of their respective employment. Messrs. Pelusi, Gibson, Thornton, Lawton and de Zárraga were also prohibited from influencing or encouraging any of our clients or prospective clients from ceasing to do business with us during this same time period. This non-solicitation covenant did not apply if any of them are terminated by us without “cause” (as defined in the employment agreement).

Pursuant to their employment agreements, each of Messrs. Pelusi, Gibson, Thornton, Lawton and de Zárraga were also not permitted to, directly or indirectly, knowingly solicit or encourage any of our employees or consultants to leave their employment with us, or hire any such employee or consultant prior to March 29, 2015.

Non-Disparagement.    Each of Messrs. Pelusi, Gibson, Thornton, Lawton, de Zárraga and Conley were not permitted to, except as legally compelled, make any statement to third parties that would have a material adverse impact on the business or business reputation of, as the case may be, Mr. Gibson, Mr. Thornton, Mr. Pelusi, and Mr. Conley or any of us or our affiliates.

Specific Performance.    In the case of any breach of the employment agreement, including the non-competition, non-disclosure, non-solicitation and other restrictive covenants thereof, Messrs. Pelusi, Gibson, Thornton, Lawton, de Zárraga and Conley each agreed that, in addition to any other right we may have at law, equity or under any agreement, we would be entitled to immediate injunctive relief and may obtain a temporary or permanent injunction or other restraining order.

Potential Payments Upon Termination

Mr. Conley’s employment agreement contains provisions providing for payments by us following the termination of his employment by us without cause or by Mr. Conley for good reason. Under Mr. Conley’s employment agreement, if his employment is terminated by us without cause or by such executive with good reason, he will be entitled to receive his base salary through the date of termination and for a subsequent period of twelve months, the benefits provided under our employee benefit plans and programs, continuation of medical benefits for twelve months after the date of termination, vesting of 50% or 100% of his unvested restricted stock units or stock options, if any, and 90 days to exercise any vested stock options, if any. In addition, any restricted stock units or stock options granted will become 100% vested if his position is eliminated or compensation is reduced following a change in control. “Cause” is defined under the employment agreement as (i) gross misconduct or gross negligence in the performance of one’s duties as our employee, (ii) conviction or pleading nolo contendere to a felony or a crime involving moral turpitude, (iii) significant nonperformance of an executive’s duties as our employee, (iv) material violation of our established policies and procedures, or (v) material violation of the respective employment agreement. “Good reason” is defined under the respective employment agreements as (i) a significant reduction of duties or authority, (ii) a reduction in base salary without the executive’s consent, (iii) a reduction in the executive’s bonus opportunity, (iv) a significant change in the location of the executive’s principal place of employment and (v) material violation of the respective employment agreements.

If the employment of Mr. Conley is terminated for any reason other than by us without cause or by Mr. Conley for good reason (including by us with cause, by Mr. Conley without good reason, or due to death or disability), Mr. Conley will only be entitled to all earned, unpaid base salary and the benefits provided under our employee benefit plans and programs. Mr. Conley will be permitted to exercise vested stock options for a period of 30 days following termination due to a voluntary resignation and for a period of one year following a termination due to death or disability. For a termination due to cause, Mr. Conley will not be permitted to exercise any of his stock options following termination. Except as otherwise provided above, unvested restricted stock units and stock options will be forfeited upon a termination for any reason.

Each of Mr. Gibson’s, Mr. Thornton’s, Mr. Lawton’s, Mr. de Zárraga’s and Mr. Pelusi’s employment agreements does not provide for any potential severance payments by us upon the termination of their respective employment.

The Company does not provide excise tax gross-up payments to anyone under an existing employment agreement or otherwise.

Mr. Conley’s compensation that would have been owed to him in the event of his employment termination without cause or with good reason on December 31, 2014 was $375,000 as a continuation of base salary, $26,966 as a continuation of benefits and $422,850 in accelerated restricted stock vesting. The employment agreements with the other NEOs do not contain similar severance provisions.

Profit Participation Bonus Plans

Office Profit Participation Bonus Plans

The purpose of the Office Profit Participation Bonus Plans is to attract, retain and provide incentives to employees, and to promote the financial success, of HFF LP and HFF Securities, respectively. Messrs. Gibson, Thorton, Lawton and de Zárraga are currently eligible in their roles as transaction professionals to participate in HFF LP’s Office Profit Participation Bonus Plan.

Applicability of Plan to Designated Offices.    An Office Profit Participation Bonus Plan applies to each separate office (each, an “Office”) or line of business (each, a “Business Line”) of HFF LP and HFF Securities designated by the Managing Member of HFF LP (the “Managing Member”). The Managing Member is elected by certain senior officers of HFF LP pursuant to the HFF LP partnership agreement. Effective April 1, 2014, Joe B. Thornton, Jr. is the Managing Member. John H. Pelusi, Jr. was the Managing Member during fiscal year 2013 and during fiscal year 2014 through March 31, 2014.

Bonus Pool Calculation.    With respect to each Office or Business Line to which an Office Profit Participation Bonus Plan applies and for each calendar year, if a 14.5% or greater Profit Margin is generated by such Office or Business Line, then an amount equal to 15% of the Adjusted Operating Income generated by such Office or Business Line will comprise the bonus pool. For purposes of each Office Profit Participation Bonus Plan, “Profit Margin” means the Net Operating Income of such Office or Business Line as a percentage of the revenue of such Office or Business Line, all as determined in accordance with U.S. generally accepted accounting principles (“GAAP”), “Net Operating Income” means net operating income (using the same revenue and cost accounts as used in preparing the Company’s audited financial statements) of such Office or Business Line, which includes allocations for overhead expenses and servicing expenses, if applicable, plus any gain on sale of mortgage servicing rights and securitization compensation from the securitization of any Freddie Mac loans which the Company services, and “Adjusted Operating Income” means the Net Operating Income of such Office or Business Line adjusted for depreciation and amortization.

Allocation of Bonus Pool.    Each full-time or part-time employee of HFF LP and HFF Securities is eligible to receive a bonus payment under the applicable Office Profit Participation Bonus Plans (an “Office Profit Participation Bonus”) with respect to services performed during the calendar year. The Company’s current Chief Executive Officer, Mark D. Gibson, current President, Joe B. Thornton, Jr., former Chief Executive Officer, John H. Pelusi, Jr., current Executive Managing Directors H. Scott Galloway, Matthew D. Lawton, Gerard T. Sansosti and Manuel A. de Zárraga, as well as the Company’s director emeritus John P. Fowler, are transaction professionals of HFF LP and eligible for Office Profit Participation Bonuses.

For each calendar year, the head of each Office or Business Line of HFF LP and HFF Securities, after consultation with the Managing Member, will select the recipients of Office Profit Participation Bonuses and determine the allocation of the bonus pool among the eligible recipients.

Payment of Profit Participation.    Subject to any applicable federal, state, local or other withholding taxes, Office Profit Participation Bonuses are paid in accordance with each Office’s or Business Line’s allocation plan as soon as reasonably practicable following the closing of the books and records of the Company in accordance with GAAP in respect of the applicable year in which the Office Profit Participation Bonus is earned, or, if determined by the Managing Member with respect to any Office or Business Line, on or before March 15 of the year following the year with respect to which the Office Profit Participation Bonus was earned. In addition, the Board of Directors, or any appropriate committee thereof, may elect to pay up to one-third of the Office Profit Participation Bonuses payable under the Office Profit Participation Bonus Plans in the form of equity-based awards pursuant to the 2006 Plan (or any other compensation plan adopted by the Company under which equity securities of the Company are authorized). The Compensation Committee determined that its practice, starting with the 2015 awards and subject to the Compensation Committee’s future consideration and approval at the time of each grant, is that, upon grant to an eligible recipient, such recipient is to receive 50% of the award in cash, payable immediately, and 50% of the award in equity, the latter to be vested over the course of three years, one third of the award each year beginning on the first anniversary of each grant.

Administration.    The Office Profit Participation Bonus Plans are administered by the Managing Member; provided that any Office Profit Participation Bonuses to be paid to any executive officers of the Company must be approved in advance by the Board of Directors of the Company or any appropriate committee thereof. Except as otherwise provided, any action of the Managing Member in administering the Office Profit Participation Bonus Plans shall be final, conclusive and binding on all persons. Subject to the provisions of the Office Profit Participation Bonus Plans, the Managing Member has the authority to:

•

determine the effect upon each Office Profit Participation Bonus Plan and the Office Profit Participation Bonuses, if any, of any stock dividend, recapitalization, forward stock split or reverse stock split, reorganization, division, merger, consolidation, spin-off, combination, repurchase or share exchange, extraordinary or unusual cash distribution or other similar corporate transaction or event,

•

construe and interpret the Office Profit Participation Bonus Plans and to make all other determinations, including determinations as to the eligibility of any employee, as he or she may deem necessary or advisable for the administration of the Office Profit Participation Bonus Plans,

•	correct any defect or supply any omission or reconcile any inconsistency in the Office Profit Participation Bonus Plans,

•	adopt, amend and rescind such rules and regulations as, in his or her opinion, may be advisable in the administration of the Office Profit Participation Bonus Plans,

•

require any person to furnish such reasonable information as requested for the purpose of the proper administration of the Office Profit Participation Bonus Plans as a condition to receiving any benefits under the Office Profit Participation Bonus Plans, and

•	prepare and distribute information explaining the Office Profit Participation Bonus Plans to employees.

HFF LP and HFF Securities, respectively, shall indemnify and hold harmless the Managing Member, each of his or her affiliates and/or agents and the chief financial officer of the Company (or his or her designee) from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of the Managing Member’s or the chief financial officer of the Company’s duties, responsibilities and obligations under the applicable Office Profit Participation Bonus Plan, to the maximum extent permitted by law, other than such liabilities, costs and expenses as may result from the gross negligence, bad faith, willful misconduct or criminal acts of an indemnified person.

Amendment or Termination of Plans.    Each Office Profit Participation Bonus Plan may only be amended or terminated through a writing executed by each limited partner and general partner of the HFF LP and HFF Securities, as the case may be.

Firm Profit Participation Bonus Plan

In general.    In January 2011, the Company adopted the Firm Profit Participation Bonus Plan, under which members of the Executive and Leadership Committees (or any similar committees established in the future) established by the Company, the Operating Partnerships or any other affiliate of the Company, which include each of Messrs. Gibson, Thornton, Pelusi, Galloway, Lawton, Sansosti, de Zárraga and Conley and Ms. Goodson, are eligible for an annual bonus. The purpose of the Firm Profit Participation Bonus Plan is to encourage and reward firm-wide collaboration and broad stewardship and to promote the financial success of the Company and the Operating Partnerships as well as succession planning for the future. For each calendar year, if the Company achieves a 17.5% or greater Adjusted Operating Income Margin, a bonus pool is funded by a percentage of the Company’s Adjusted Operating Income beyond predefined Adjusted Operating Income Margin thresholds. The bonus pool is equal to the sum of:

•

15% of the Adjusted Operating Income, if any, greater than that required to reach a 17.5% Adjusted Operating Income Margin but less that that required to reach an Adjusted Operating Income Margin of 20.0%, plus

•

17.5% of the Adjusted Operating Income, if any, greater than that required to reach a 20.0% Adjusted Operating Income Margin but less that that required to reach an Adjusted Operating Income Margin of 22.5%, plus

•

20% of the Adjusted Operating Income, if any, greater than that required to reach a 22.5% Adjusted Operating Income Margin but less that that required to reach an Adjusted Operating Income Margin of 25.0%, plus

•

22.5% of the Adjusted Operating Income, if any, greater than that required to reach a 25.0% Adjusted Operating Income Margin but less that that required to reach an Adjusted Operating Income Margin of 27.5%, plus

•	25.0% of the Adjusted Operating Income, if any, greater than that required to reach a 27.5% Adjusted Operating Income Margin.

For purposes of the Firm Profit Participation Bonus Plan, “Adjusted Operating Income” means the Company’s net operating income adjusted for interest income and expense and other income (including, without limitation, that relating to the sale of servicing rights, securitization profits under the Company’s Freddie Mac Program Plus Seller Servicer line of business and trading profits under the Company’s arrangements regarding Federal National Mortgage Association loans), all as determined in accordance with GAAP. For purposes of the Firm Profit Participation Bonus Plan, “Adjusted Operating Income Margin” means Adjusted Operating Income as a percentage of the Company’s revenue, all as determined in accordance with GAAP.

Allocation of Bonus Pool.    Members of the Executive and Leadership Committees (or any similar committees established in the future) established by the Company, the Operating Partnerships or any other affiliate of the Company are eligible to participate in and receive a bonus payment under the Firm Profit Participation Bonus Plan (a “Firm Profit Participation Bonus”) with respect to services performed during the calendar year. The Company’s current Chief Executive Officer, Mark D. Gibson, current President, Joe B. Thornton, Jr., former Chief Executive Officer, John H. Pelusi, Jr. and current Executive Managing Directors H. Scott Galloway, Matthew D. Lawton, Gerard T. Sansosti and Manuel A. de Zárraga are members of the Executive Committee and are eligible for Firm Profit Participation Bonuses. The Company’s Chief Financial Officer, Gregory R. Conley, the Company’s Chief Operating Officer, Nancy O. Goodson, as well as the Company’s director emeritus John P. Fowler, are ad hoc members of the Executive Committee and are also eligible for such bonuses.

Payment of Profit Participation.    Subject to any applicable federal, state, local or other withholding taxes, Firm Profit Participation Bonuses will be paid within 30 days of the date on which the bonus pool is calculated by the Company’s Chief Financial Officer or his or her designee. The Board of Directors of the Company, or an appropriate committee thereof, may elect to pay up to two-thirds of the Firm Profit Participation Bonuses payable under the Firm Profit Participation Bonus Plan in the form of equity-based awards pursuant to the 2006 Plan (or any other compensation plan adopted by the Company under which equity securities of the Company are authorized). The Compensation Committee determined that its practice, starting with the 2015 awards and subject to the Compensation Committee’s future consideration and approval at the time of each grant, is that, upon grant to an eligible recipient, such recipient is to receive 50% of the award in cash, payable immediately, and 50% of the award in equity, the latter to be vested over the course of three years, one third of the award each year beginning on the first anniversary of each grant.

Administration.    The Firm Profit Participation Bonus Plan is administered by the Chief Executive Officer of the Company, provided that any Firm Profit Participation Bonuses to be paid to any executive officers of the Company must be approved in advance by the Board of Directors of the Company or an appropriate committee thereof. Any action of the Chief Executive Officer in administering the Firm Profit Participation Bonus Plan is final, conclusive and binding on all persons. Subject to the provisions of the Firm Profit Participation Bonus Plan, the Chief Executive Officer has the authority to:

•

determine the effect upon the Firm Profit Participation Bonus Plan and the Firm Profit Participation Bonuses, if any, of any stock dividend, recapitalization, forward stock split or reverse stock split, reorganization, division, merger, consolidation, spin-off, combination, repurchase or share exchange, extraordinary or unusual cash distribution or other similar corporate transaction or event;

•

construe and interpret the Firm Profit Participation Bonus Plan and to make all other determinations, including determinations as to the eligibility of any employee, as he or she may deem necessary or advisable for the administration of the Firm Profit Participation Bonus Plan;

•	correct any defect or supply any omission or reconcile any inconsistency in the Firm Profit Participation Bonus Plan;

•	adopt, amend and rescind such rules and regulations as, in his or her opinion, may be advisable in the administration of the Firm Profit Participation Bonus Plan;

•

require any person to furnish such reasonable information as requested for the purpose of the proper administration of the Firm Profit Participation Bonus Plan as a condition to receiving any benefits under the Firm Profit Participation Bonus Plan; and

•	prepare and distribute information explaining the Firm Profit Participation Bonus Plan to employees.

The Company will indemnify and hold harmless the Chief Executive Officer, each of its directors, officers, employees, affiliates and/or agents and the Chief Financial Officer (or his or her designee) from any liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of the Chief Executive Officer’s or Chief Financial Officer’s duties under the Firm Profit Participation Bonus Plan, to the maximum extent permitted by law, other than such liabilities, costs and expenses as may result from the gross negligence, bad faith, willful misconduct or criminal acts of such persons.

Amendment or Termination of Plan.    The Firm Profit Participation Bonus Plan may only be amended or terminated through a writing executed by the Company’s Board of Directors or any appropriate committee thereof.

The foregoing description of the Office Profit Participation Bonus Plan and the Firm Profit Participation Bonus Plan is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the HFF LP Profit Participation Bonus Plan, the HFF Securities Profit Participation Bonus Plan and the HFF, Inc. Firm Profit Participation Bonus Plan. Copies of the HFF LP Profit Participation Bonus Plan, the HFF Securities Profit Participation Bonus Plan and the HFF, Inc. Firm Profit Participation Bonus Plan are filed as Exhibits 10.9, 10.10 and 10.11 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

GRANTS OF PLAN BASED AWARDS

Stock and cash awards were granted during the fiscal year ended December 31, 2014 to Gregory R. Conley, Manuel A. de Zárraga, John H. Pelusi, Jr. and Matthew D. Lawton pursuant to our 2006 Omnibus Incentive Compensation Plan. As noted in the footnotes to the “Summary Compensation Table,” portions of Messrs. Conley, de Zárraga and Pelusi’s 2014 profit participation bonuses were paid in restricted shares of Class A common stock of the Company. Such restricted shares were granted in February 2015 and the related compensation costs are recognized, for financial reporting purposes, by the Company in 2014. Based on an accounting policy election, the expense associated with the stock component of Messrs. Conley, de Zárraga and Pelusi’s awards was recognized before the grant date of the award, due to the fact that the terms of the profit participation plans have been approved by the Company’s board of directors and Messrs. Conley, de Zárraga and Pelusi understood the requirements to earn the awards. Following the award in February 2015, the stock component expense was reclassified as stock compensation costs within personnel expenses, which will be reflected in the Company’s 2015 financial reports.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning unexercised stock options and unvested stock awards or equity incentive plan awards held as of December 31, 2014 by the persons named in the table under “Summary Compensation Table.”

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Gregory R. Conley	11,772	(2)	$422,850
Matthew D. Lawton	38,887	(3)	$1,396,821
Manuel A. de Zárraga	44,305	(4)	$1,591,436

(1)	Computed as of December 31, 2014. The closing price of the Company’s Class A common stock on December 31, 2014 was $35.92.

(2)	Reflects grants of 11,250 restricted shares of the Company’s Class A common stock to Mr. Conley in January 2014 which vests 25% on each of January 30, 2016, January 30, 2017, January 30, 2018 and January 30, 2019 and 1,044 restricted shares as part of his profit participation bonus under the Firm Profit Participation Bonus Plan, one-half of which vested immediately upon grant and one-half of which vested on March 3, 2015.

(3)	Reflects grant of 38,887 restricted shares of the Company’s Class A common stock to Mr. Lawton in January 2014 which vests 25% on each of January 30, 2016, January 30, 2017, January 30, 2018 and January 30, 2019.

(4)	Reflects grants of (i) 38,887 restricted shares of the Company’s Class A common stock to Mr. de Zárraga in January 2014 which vests 25% on each of January 30, 2016, January 30, 2017, January 30, 2018 and January 30, 2019; (ii) 522 restricted shares as part of his profit participation bonus under the Firm Profit Participation Bonus Plan, one-half of which vested immediately upon grant and one-half of which vested on March 3, 2015; (iii) 2,565 restricted shares as part of his profit participation bonus under the Office Profit Participation Bonus Plan, 25% of which vested immediately upon grant and 75% of which vested on March 3, 2015, and (iv) 8,247 restricted shares as part of a grant on March 1, 2012, one-third vested on each of the first, second and third anniversaries. Also reflects 484 dividend restricted shares in connection with dividends paid on December 20, 2012 and February 6, 2014.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning option exercises and stock vested during the fiscal year ended December 31, 2014 by the persons named in the table under “Summary Compensation Table.”

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(3)
Gregory R. Conley	2,333	(1)	$72,367
Manuel A. de Zárraga	4,135	(2)	$131,852

(1)	Includes (i) vesting of 907 restricted shares of the Company’s Class A common stock on March 1, 2014, pursuant to grant of 1,814 restricted shares of the Company’s Class A common stock, one-half of which restricted shares vested on March 1, 2013 and one-half of which vested on March 1, 2014, (ii) vesting of 522 restricted shares on March 3, 2014, pursuant to grant of 1,044 restricted shares, one-half of which vested on March 3, 2014 and one-half vested on March 3, 2015, (iii) immediate vesting of 847 restricted shares pursuant to grant on January 30, 2014 and (iv) vesting of 57 shares of Class A common stock issued to Mr. Conley in connection with dividends paid on vested and unvested restricted stock awards under the 2006 Plan.

(2)	Includes (i) vesting of 2,749 restricted shares of the Company’s Class A common stock on March 1, 2014, pursuant to grant of 8,247 restricted shares of the Company’s Class A common stock, one-third of which restricted shares vested on March 1, 2013, one-third of which vested on March 1, 2014 and one-third of which vested on March 1, 2015, (ii) vesting of 641 restricted shares on March 3, 2014, pursuant to grant of 2,565 restricted shares, 25% of which vested on March 3, 2014 and 75% of which vested on March 3, 2015, (iii) vesting of 261 restricted shares on March 3, 2014 pursuant to grant of 522 restricted shares, one-half of which vested on March 3, 2014 and one-half of which vested on March 3, 2015 and (iv) vesting of 312 shares of Class A common stock issued to Mr. de Zárraga in connection with dividends paid on vested and unvested restricted stock awards under the 2006 Plan.

(3)	Values shown in this column are equal to the market price per share of the Company’s Class A common stock on the vesting date multiplied by the number of shares vesting on such date. The market price of the Company’s Class A common stock was $29.51 per share on January 30, 2014, $31.90 per share on March 1, 2014 and $31.84 per share on March 3, 2014.

DIRECTOR COMPENSATION

The following table provides compensation information for the fiscal year ended December 31, 2014 for each member of our Board of Directors during 2014 other than Messrs. Pelusi, Gibson and Thornton, our employee directors, and Mr. Fowler, director emeritus, all of whom do not receive any compensation for their service on the Board of Directors. Compensation information for Mr. Pelusi, who was also an executive officer of the Company during fiscal year 2014 from January 1, 2014 through April 1, 2014, and Messrs. Gibson and Thornton are described beginning on page 14 under “Compensation Discussion and Analysis.” For further information regarding our director compensation policy, see “Corporate Governance — Director Compensation” in this Proxy Statement.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards (3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Deborah H. McAneny	77,500	54,994	—	—	—	132,494
Susan P. McGalla	55,000	54,994	—	—	—	109,994
George L. Miles, Jr.	70,000	64,995	—	—	—	134,665
Morgan K. O’Brien	55,000	54,994	—	—	—	109,994
Lenore M. Sullivan	70,000	54,994	—	—	—	124,994
Steven Wheeler	55,000	54,994	—	—	—	109,994

(1)	Includes a base annual retainer for each outside director of $55,000, an additional retainer for our lead independent director, Ms. McAneny, of $15,000, an additional annual retainer for the chair of the Audit Committee, Mr. Miles, of $15,000, an additional annual retainer for the chair of the Compensation Committee, Ms. Sullivan, of $15,000 and an additional annual retained for the chair of the Nominating and Corporate Governance Committee, Ms. McAneny, of $7,500.

(2)	The amounts in this column represent the grant-date fair value of restricted stock unit awards issued by the Company. Pursuant to our director compensation policy, each of Ms. McAneny, Ms. McGalla, Ms. Sullivan, Mr. O’Brien and Mr. Wheeler was awarded 1,809 restricted shares of our Class A common stock, valued at the fair market value of our Class A common stock ($30.40) on the award date of May 22, 2014, for a total value of $54,994. Mr. Miles was awarded 2,138 restricted shares of our Class A common stock, valued at the fair market value of our Class A common stock ($30.40) on the award date of May 22, 2014, for a total value of $64,995. All of these restricted shares were fully vested as of the grant date.

(3)	At December 31, 2014, Ms. Sullivan held unexercised options to purchase an aggregate 17,560 shares of our Class A common stock, Ms. McAneny held unexercised options to purchase an aggregate 11,163 shares of our Class A common stock, Mr. Miles held unexercised options to purchase an aggregate 9,034 shares of our Class A common stock, Ms. McGalla held unexercised options to purchase an aggregate 7,335 shares of our Class A common stock and Mr. Wheeler held unexercised options to purchase an aggregate of 6,494 shares of our Class A common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND DIRECTORS AND OFFICERS

The following table sets forth information regarding the beneficial ownership of our Class A common stock by (1) each person known to us to beneficially own more than 5% of our voting securities, (2) each of our directors, (3) each of our named executive officers and (4) all directors and executive officers as a group. Unless otherwise specified, the information is as of April 17, 2015 and all shares are directly held.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

Beneficial Owner(1)	Class A Common Stock
	Number	Percentage(2)
John P. Fowler(3)	448,094	1.2%
Mark D. Gibson	958,692	2.5%
Deborah H. McAneny(4)(5)	51,536	*
Susan P. McGalla(4)(5)	28,430	*
George L. Miles, Jr.(5)	53,305	*
John H. Pelusi, Jr.(8)	125,551	*
Lenore M. Sullivan(4)(5)	60,148	*
Joe B. Thornton, Jr.	922,230	2.4%
Steven E. Wheeler(4)(5)	21,483	*
Morgan K. O’Brien(5)	6,255	*
Gregory R. Conley(6)	28,425	*
Nancy O. Goodson(6)	24,205	*
H. Scott Galloway(7)(13)	209,494	*
Matthew D. Lawton(7)(14)	253,970	*
Gerard T. Sansosti(7)(15)	73,924	*
Manuel A. de Zárraga(7)(16)	174,220	*
Directors and executive officers as a group(4)(5)(6)(7)(8)(13)(14)(15)(16)	3,439,962	9.1%
JPMorgan Chase & Co.(9)	1,977,464	5.2%
BlackRock, Inc.(10)	2,852,361	7.5%
The Vanguard Group(11)	2,172,482	5.7%
Wellington Management Group LLP(12)	2,962,064	7.8%

*	Less than 1%.

(1)	The address of each beneficial owner in the table above (unless otherwise indicated) is c/o HFF, Inc., One Oxford Centre, 301 Grant Street, Suite 1100, Pittsburgh, PA 15219.

(2)	Percentages are derived based upon 37,833,071 shares of Class A common stock outstanding as of April 17, 2015.

(3)	John P. Fowler serves as Director Emeritus on the Board of Directors of the Company.

(4)	Includes unexercised options to purchase an aggregate 17,560 shares of our Class A common stock held by Ms. Sullivan, unexercised options to purchase an aggregate 11,163 shares of our Class A common stock held by Ms. McAneny, unexercised options to purchase an aggregate 7,335 shares of our Class A common stock held by Ms. McGalla and unexercised options to purchase an aggregate of 6,494 shares of our Class A common stock held by Mr. Wheeler, in each case which are vested or will become vested within 60 days.

(5)

Includes 40,373 restricted shares of Class A common stock held by Ms. McAneny, 21,095 restricted shares of Class A common stock held by Ms. McGalla, 53,305 restricted shares of Class A common stock held by Mr. Miles, 42,588 restricted shares of Class A common stock held by Ms. Sullivan, 6,255 restricted shares held by Mr. O’Brien and 14, 989 restricted shares of Class A common stock held by Mr. Wheeler, in each case which are vested or will become vested within 60 days. Does not include 557 restricted stock units granted to each Ms. McAneny and Mr. Wheeler, and 887 restricted stock units granted to Mr. O’Brien, in each case that will not be vested within 60 days. These amounts include additional restricted shares of Class A common stock, subject to the same vesting and distribution requirements of the underlying restricted shares, issued to the applicable holders in connection with the dividends paid on the Company’s Class A common stock in December 2012 and February 2014.

(6)	Includes 28,425 vested restricted shares of Class A common stock held by Mr. Conley and 24,205 vested restricted shares of Class A common stock held by Ms. Goodson. Does not include 11,250 and 9,000 restricted shares granted to Mr. Conley and Ms. Goodson, respectively, in January 2014 and 3,750 and 3,000 restricted shares granted to Mr. Conley and Ms. Goodson, respectively, in February 2015, and 532 and 426 restricted shares issued to Mr. Conley and Ms. Goodson, respectively, in connection with dividends paid on the Company’s Class A common stock in February 2015, in each case that will not be vested within 60 days.
(7)	Appointed Executive Managing Director of the Company effective as of April 1, 2014.

(8)	Effective April 1, 2014, John H. Pelusi, Jr. resigned as Chief Executive Officer of the Company and ceased to be an executive officer.

(9)	Based upon a Schedule 13G/A filed with the Securities and Exchange Commission on January 14, 2015 by JPMorgan Chase & Co. and its wholly owned subsidiaries, J.P. Morgan Investment Management Inc., JPMorgan Chase Bank, National Association and JPMorgan Asset Management (UK) Ltd. The address of each reporting person is 270 Park Ave., New York, NY 10017.

(10)

Based upon a Schedule 13G/A filed with the Securities and Exchange Commission on January 26, 2015 by BlackRock, Inc. and its subsidiaries, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Canada Limited, BlackRock Assets Management Ireland Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors (which beneficially owns 5% or greater of the outstanding shares of our Class A Common Stock), BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd and BlackRock Japan Co Ltd. The address of each reporting person is 40 East 52nd Street, New York, NY 10022.

(11)	Based upon a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2015 by The Vanguard Group and its wholly-owned subsidiaries Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The address of each reporting person is 100 Vanguard Blvd., Malvern, PA 19355.

(12)	Based upon a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2015 by Wellington Management Group LLP. The address of the reporting person is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(13)	Includes 209,494 vested restricted shares of Class A common stock held by Mr. Galloway which are vested or will become vested within 60 days. Does not include 33,778 restricted shares granted in January 2014, 3,903 restricted shares granted in February 2015 and 1,598 restricted shares in connection with dividends paid on the Company’s Class A common stock in February 2015, all of which will not be vested with 60 days.

(14)	Includes 253,970 vested restricted shares of Class A common stock held by Mr. Lawton which are vested or will become vested within 60 days. Does not include 38,887 restricted shares granted in January 2014, 7,143 restricted shares granted in February 2015 and 1,840 restricted shares in connection with dividends paid on the Company’s Class A common stock in February 2015, all of which will not be vested with 60 days.

(15)	Includes 73,924 vested restricted shares of Class A common stock held by Mr. Sansosti which are vested or will become vested within 60 days. Does not include 16,111 restricted shares granted in January 2014, 690 restricted shares granted in February 2015 and 762 restricted shares in connection with dividends paid on the Company’s Class A common stock in February 2015, all of which will not be vested with 60 days.

(16)

Includes 174,220 vested restricted shares of Class A common stock held by Mr. de Zárraga which are vested or will become vested within 60 days. Does not include 38,887 restricted shares granted in January 2014,

9,480 restricted shares granted in February 2015 and 1,840 restricted shares in connection with dividends paid on the Company’s Class A common stock in February 2015, all of which will not be vested with 60 days.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The agreements described below were each filed as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and the following descriptions of each of these agreements are qualified by reference thereto.

Reorganization Transactions

Upon the consummation of our initial public offering, pursuant to a sale and merger agreement, HFF, Inc. contributed the net proceeds raised in the offering to HoldCo LLC, its wholly-owned subsidiary. In consideration for the net proceeds from the offering and one share of Class B common stock, HFF Holdings sold all of the shares of Holliday GP, which is the sole general partner of each of the Operating Partnerships, and approximately 45% of the partnership units in each of the Operating Partnerships (including partnership units in the Operating Partnerships held by Holliday GP), to HoldCo LLC. HFF Holdings used approximately $56.3 million of the sale proceeds to repay all outstanding borrowings under HFF LP’s credit agreement. Accordingly, we did not retain any of the proceeds from the offering.

In addition to cash, HFF Holdings also received an exchange right that permitted HFF Holdings to exchange interests in the Operating Partnerships for shares of our Class A common stock (the “Exchange Right”) and rights under a tax receivable agreement between HFF, Inc. and HFF Holdings.

Exchange Right

Pursuant to the terms of HFF, Inc.’s amended and restated certificate of incorporation, HFF Holdings could from time to time exchange its partnership units in the Operating Partnerships for shares of the Company’s Class A common stock on the basis of two partnership units, one for each Operating Partnership, for one share of Class A common stock, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Beginning in February 2009, twenty-five percent of partnership units in HFF LP and HFF Securities held by HFF Holdings became exchangeable by HFF Holdings, upon the direction of its members, for shares of our Class A common stock. In addition, members of HFF Holdings gained the right to exchange an additional twenty-five percent of the partnership units in the Operating Partnerships held by HFF Holdings for shares of Class A common stock in each of February 2010, February 2011 and February 2012.

In June 2010, following consultation with the Company’s Board of Directors, the members of HFF Holdings agreed to modify the Exchange Right in connection with the voluntary extension of the Company’s employment agreements with certain participating members of HFF Holdings. These modifications permitted HFF Holdings to exchange in June 2010 all of its partnership units in the Operating Partnerships that corresponded to participating members’ interests in HFF Holdings for shares of Class A common stock. The participating members of HFF Holdings were then entitled to redeem all of their respective membership units in HFF Holdings for such shares of Class A common stock. This modification was conditioned upon each participating member’s voluntary agreement to extend the term of his or her existing non-competition and non-solicitation agreement to March 2015 and to the imposition of resale restrictions on a portion of his or her shares of Class A common stock received pursuant to the Exchange Right exercise. The shares of Class A common stock subject to the resale restrictions equal 4,020,640 shares in the aggregate, which is equal to 25% of the original number of shares of Class A common stock that such participating members would have received following an exchange of 100% of their membership units in HFF Holdings held at the time of the initial public offering. The restrictions began to be released in March 2013. In each of March 2013 and March 2014, 33%, or approximately 1.34 million, of such restricted shares of Class A common stock became eligible to be freely sold, with a like amount of such restricted shares of Class A common stock being eligible to be freely sold in March 2015. The contractual provisions setting forth these new resale restrictions can be waived, amended or terminated by the members of HFF Holdings following consultation with the Company’s Board of Directors. Members choosing not to participate in the modification of the Exchange Right continued to be subject to their existing non-competition and non-solicitation agreements and the Exchange Right restrictions that were effective at the time of the initial public offering.

Twenty-nine members, including Messrs. Pelusi, Fowler, Gibson Thornton, Galloway, Sansosti, Lawton and de Zárraga, representing approximately 91% of the voting equity interests in HFF Holdings, elected to become subject to the conditions described above. On June 30, 2010, HFF Holdings exchanged all of its partnership units in the Operating Partnerships that corresponded to such participating members’ interests in HFF Holdings for shares of Class A common stock. These shares were then distributed to such participating members upon the members’ redemption of their respective membership units in HFF Holdings.

Nine members, representing approximately 9% of the voting equity interests in HFF Holdings, elected not to become subject to the conditions described above. HFF Holdings’ partnership units in the Operating Partnerships that correspond to these members’ interests in HFF Holdings were exchanged as of August 30, 2012 for shares of our Class A common stock.

As of August 31, 2012, HFF Holdings had exchanged all of the remaining partnership units in each of the Operating Partnerships for shares of Class A common stock of the Company pursuant to the Exchange Right (as defined in this Proxy Statement). The one share of Class B common stock held by HFF Holdings, which constituted the only issued share of our Class B common stock, was transferred to the Company and retired on August 31, 2012 in accordance with the Company’s certificate of incorporation. Accordingly, there were no shares of Class B common stock outstanding. As of August 31, 2012 and continuing through the filing date of this Proxy Statement, HFF, Inc. through its wholly-owned subsidiaries, holds 100% of the partnership units in the Operating Partnerships and is the only equity holder of the Operating Partnerships.

Tax Receivable Agreement

As described above, partnership units in HFF LP and HFF Securities held by Holdings Sub, HFF Holdings’ wholly-owned subsidiary, were sold to HoldCo LLC, our wholly-owned subsidiary, for cash raised in the initial public offering. Additional partnership units in HFF LP and HFF Securities held by HFF Holdings through Holdings Sub have since been exchanged by HFF Holdings for shares of our Class A common stock on the basis of two partnership units, one of each Operating Partnership, for one share of Class A common stock, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. HFF LP and HFF Securities made an election under Section 754 of the Internal Revenue Code effective for the taxable year in which the initial sale of partnership units occurred and have kept that election in effect for each taxable year in which an exchange of partnership units for shares has occurred. The initial sale and subsequent exchanges produced increases to the tax basis of the assets owned by HFF LP and HFF Securities at the time of the initial public offering and at the time of each exchange of partnership units. This increase in tax basis was allocated to us and allows us to reduce the amount of tax payments to the extent we have future taxable income.

Upon the consummation of the Company’s initial public offering, the Company entered into a tax receivable agreement with HFF Holdings that provides for the payment by the Company to HFF Holdings of 85% of the amount of the cash savings, if any, in U.S. federal, state and local income tax that the Company actually realizes as a result of the increase in tax basis of the assets owned by HFF LP and HFF Securities and as a result of certain other tax benefits arising from our entering into the tax receivable agreement and making payments under that agreement. As members of HFF Holdings, each of John H. Pelusi, Jr., the Company’s prior Chief Executive Officer, Mark D. Gibson, the current Chief Executive Officer of the Company and Joe B. Thornton, Jr., President of the Company and Managing Member of the Operating Partnerships, each a member of the Company’s board of directors and a transaction professional of the Operating Partnerships, H. Scott Galloway, Michael D. Lawton, Gerald T. Sansosti and Miguel A. de Zárraga, each an Executive Managing Director of the Company and a transaction professional of the Operating Partnerships and John Fowler, a current director emeritus of the Company’s board of directors and a transaction professional of the Operating Partnerships, was entitled to participate in such payments, in each case on a pro rata basis based upon such person’s ownership of interests in each series of tax receivable payments created by the initial public offering or subsequent exchange of Operating Partnership units. During the third quarter of 2014, Messrs. Pelusi, Gibson, Thornton, Fowler, Galloway, Lawton, Sansosti and de Zárraga received payments of $0.9 million, $0.9 million, $0.9 million, $0.7 million, $0.4 million,

$0.3 million, $0.4 million and $0.3 million in connection with the Company’s payment of $10.7 million to HFF Holdings under the tax receivable agreement. During the third quarter of 2013, Messrs. Pelusi, Gibson, Thornton, Fowler, Galloway, Lawton, Sansosti and de Zárraga received payments of $0.9 million, $0.9 million, $0.9 million, $0.7 million, $0.4 million, $0.2 million, $0.4 million and $0.2 million in connection with the Company’s payment of $10.4 million to HFF Holdings under the tax receivable agreement. The Company will retain the remaining 15% of cash savings, if any, in income tax that it realizes. For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing the Company’s actual income tax liability to the amount of such taxes that it would have been required to pay had there been no increase to the tax basis of the assets of HFF LP and HFF Securities allocable to the Company as a result of the initial sale and later exchanges and had the Company not entered into the tax receivable agreement. The term of the tax receivable agreement commenced upon consummation of our initial public offering and will continue until all such tax benefits have been utilized or have expired.

Although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or other tax benefits arising under the tax receivable agreement, HFF Holdings will not reimburse us for any payments previously made if such basis increases or other benefits were later not allowed. As a result, in such circumstances we could make payments to HFF Holdings under the tax receivable agreement in excess of our actual cash tax savings.

While the actual amount and timing of payments under the tax receivable agreement depends upon a number of factors, including the amount and timing of taxable income generated in the future, changes in future tax rates, the value of individual assets, the portion of the Company’s payments under the tax receivable agreement constituting imputed interest and increases in the tax basis of the Company’s assets resulting in payments to HFF Holdings, the Company has estimated that the payments that will be made to HFF Holdings will be $134.2 million and has recorded this obligation to HFF Holdings as a liability on the consolidated balance sheet as of December 31, 2014. During the year ended December 31, 2014, the tax rates used to measure the deferred tax assets were updated, which resulted in an increase of deferred tax assets of $0.8 million which resulted in an increase in the payable under the tax receivable agreement of $0.7 million. To the extent the Company does not realize all of the tax benefits in future years, this liability to HFF Holdings may be reduced.

In conjunction with the filing of the Company’s 2013 federal and state tax returns in 2014, the benefit for 2013 relating to the Section 754 basis step-up was finalized resulting in $12.2 million in tax benefits realized by the Company. As discussed above, the Company is required to remit to HFF Holdings 85% of any such cash savings in federal and state tax. As such, during August 2014, the Company paid $10.7 million to HFF Holdings under this tax receivable agreement and, as a result, Messrs. Pelusi, Fowler, Gibson, Thornton, Galloway, Lawton, Sansosti and de Zárraga received payments in connection with the tax receivable agreement in 2014. As of March 31, 2015, we have made payments to HFF Holdings pursuant to the terms of the tax receivable agreement in an aggregate amount of approximately $52.6 million.

Registration Rights Agreement

We entered into a registration rights agreement with HFF Holdings pursuant to which we were required to register under the Securities Act of 1933, as amended, under certain circumstances and subject to certain restrictions, shares of our Class A common stock (and other securities convertible into or exchangeable or exercisable for shares of our Class A common stock) held or acquired by HFF Holdings, its affiliates and certain of its transferees. Such securities registered under any registration statement are available for sale in the open market unless restrictions apply. On September 30, 2009, a Registration Statement on Form S-3 relating to the offering and sale from time to time by the members of HFF Holdings of the 20,355,000 shares of Class A common stock exchangeable for the 20,355,000 partnership units in each of the Operating Partnerships beneficially owned by members of HFF Holdings immediately following the Reorganization Transactions became effective. At December 31, 2012, all such 20,355,000 partnership units had been exchanged for an equal amount of shares of the Company’s Class A common stock pursuant to the Exchange Right. The Company did not receive any proceeds from any offerings of shares of its Class A common stock by any selling stockholder under the Registration Statement, but it did incur expenses in connection with such offerings. Such expenses were less than $120,000 in 2012.

Operating Partnership Agreements

HFF, Inc., through HFF LP and HFF Securities, operates our business. As of August 31, 2012, HFF Holdings had exchanged all of its remaining partnership units in each of the Operating Partnerships for shares of Class A common stock of the Company pursuant to the Exchange Right. As of August 31, 2012 and continuing through the filing date of this Proxy Statement, HFF, Inc. through its wholly-owned subsidiaries, holds 100% of the partnership units in the Operating Partnerships and is the only equity holder of the Operating Partnerships. The HFF LP and HFF Securities partnership agreements (including amendments thereto), under which HFF Holdings (through its wholly-owned subsidiary Holdings Sub) was a party prior to August 31, 2012, are filed as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Affiliate Receivables

The Company made payments on behalf of two affiliates, HFF Holdings and Holdings Sub (the “Holdings Affiliates”), of $0 and $1,617 during the year ended December 31, 2014. The Holdings Affiliates paid $0 and $172,834 of the intercompany balance to the Company during the year ended December 31, 2014 and 2013, respectively. The Company made payments on behalf of the Holdings Affiliates of $488 and $48,481 during the year ended December 31, 2013. These payments by the Company are primarily for professional services fees and other miscellaneous operating expenses on behalf of the Holdings Affiliates. The Company had a net receivable from the Holdings Affiliates of approximately $2,000 and $0 as of December 31, 2014 and 2013, respectively.

EXECUTIVE OFFICERS

Effective as of April 1, 2014, John H. Pelusi, Jr. resigned as Chief Executive Officer and Vice Chairman of the Company and Managing Member of the Operating Partnerships. The current executive officers of the Company are as follows:

Mark D. Gibson, Chief Executive Officer.    Mr. Gibson, who became our Chief Executive Officer as of April 1, 2014, is described above as a director.

Joe B. Thornton, Jr., President.    Mr. Thornton, who became our President effective as of April 1, 2014, is described above as a director.

Gregory R. Conley, Chief Financial Officer.    Mr. Conley serves as the Chief Financial Officer for HFF, Inc. Mr. Conley joined HFF, LP in October 2006. Working out of the firm’s Pittsburgh office, Mr. Conley is responsible for all areas of financial accounting and reporting for the Company and its 22 national offices. He served as a member of HFF LP’s operating committee when it was the governing committee, from 2006 to 2010 and has served as a non-voting member of the executive committee of HFF LP since 2010. Prior to joining HFF LP, from 1998 through mid-2006, Mr. Conley was an executive vice president and CFO with Precise Technology, Inc. and its successor, Rexam Consumer Plastics, Inc. Precise Technology, Inc. was a plastics packaging business and a portfolio company of Code Hennessy & Simmons. Between 1986 and early 1998, Mr. Conley served as a consultant in various leadership positions with national consulting firms that eventually became part of Navigant Consulting, Inc., including Barrington Consulting Group, Inc. and Peterson & Company. Mr. Conley began his career in public accounting with Ernst & Young LLP. He earned an M.B.A. from the University of Pittsburgh and a B.S. from Duquesne University. Age: 54

Nancy O. Goodson, Chief Operating Officer.     Ms. Goodson has previously held the same position at HFF LP and its predecessor companies since 1993. She has served as a member of the operating committee of HFF Holdings since 2003. She also served as a member of either HFF LP’s executive and/or operating committee, when each was the governing committee, from 2003 to 2010 and has served as an ad hoc member of the executive committee of HFF LP since 2010. Working out of the firm’s Houston office, Ms. Goodson is responsible for the overall direction of the firm’s 22 national offices, with a specific focus on the oversight of administrative functions and loan servicing aspects of the Company. Prior to joining HFF in 1993, she spent seven years as a controller at Beeler Sanders Properties in Houston. She is a member of CREW Houston and is a member of the Board of Trustees and Treasurer of First United Methodist Church in Missouri City, Texas. She received her B.B.A. from Southwest Texas State University. Age: 57

H. Scott Galloway, Executive Managing Director.    Mr. Galloway became an Executive Managing Director of HFF, Inc. in January 2006 and served as the co-head of the Company’s Houston office from 2000 to 2015. Mr. Galloway joined HFF LP’s Executive Committee in April 2014 and is responsible for the overall direction of the firm’s 22 offices throughout the nation. In addition to his duties as a member of the Executive Committee and Leadership Team, Mr. Galloway leads the Firm’s land practice group. Prior to joining HFF in 1990, he was a regional manager with American General Investment Corp., where he was responsible for lending and joint venture activities. He is an active member of the Urban Land Institute, Mortgage Bankers Association and NAIOP. He received his Bachelor of Arts from Mississippi State University and is a certified public accountant (not active). Age: 58

Matthew D. Lawton, Executive Managing Director.    Mr. Lawton became an executive managing director of HFF, Inc. in April 2014. Mr. Lawton has served on HFF LP’s executive committee since 2014. As an executive committee member, Mr. Lawton is responsible for the overall direction of the firm’s 22 offices throughout the nation. In addition to his duties as a member of HFF’s executive committee and Leadership Team, Mr. Lawton serves as an executive managing director of HFF LP, a position he has held since 2009, and also co-heads the Firm’s investment sales group and multi-housing practice. Mr. Lawton joined HFF LP in 2001. He serves as an executive committee member for the National Multifamily Housing Council (NMHC) and also serves on the Multi-Family Gold Council for Urban Land Institute. Mr. Lawton received his Bachelor of Arts in Economics and Business from Tulane University in New Orleans. Age: 56

Gerard T. Sansosti, Executive Managing Director.    Mr. Sansosti became an executive managing director of HFF, Inc. in April 2014. Mr. Sansosti has served on HFF LP’s executive committee since 2014. As an executive committee member, Mr. Sansosti is responsible for the overall direction of the firm’s 22 offices throughout the nation. In addition to his duties as a member of HFF’s executive committee and Leadership Team, Mr. Sansosti serves as an executive managing director of HFF LP, a position he has held since January 2013, and also co-heads the Firm’s debt placement and loan sales groups. Mr. Sansosti has more than 31 years of experience in commercial real estate, including finance and investment sales. Mr. Sansosti joined HFF LP in 1998, and prior to that he was a principal at PNS Realty Partners, L.P. He is an active member of the International Council of Shopping Centers, Urban Land Institute, NAIOP, Mortgage Bankers Association and the Commercial Real Estate Finance Council (CREF-C). Mr. Sansosti received his Master of Business Administration from Duquesne University and his Bachelor of Science from Carnegie Mellon University. Age: 53

Manuel A. de Zárraga, Executive Managing Director.    Mr. de Zárraga, executive managing director, has served on HFF LP’s executive committee since 2014. As an executive committee member, Mr. de Zárraga is responsible for the overall direction of the firm’s 22 offices throughout the nation. In addition to his duties as a member of HFF’s executive committee and Leadership Team, Mr. de Zárraga serves as an executive managing director and co-head of the Miami office of HFF LP. He also serves as co-head of the Firm’s investment sales group and leads its special assets group. Mr. de Zárraga joined HFF in 2002, and prior to that he was a principal and managing director at Sonnenblick-Goldman Company for 14 years and served on the firm’s operating committee. Mr. de Zárraga is an active member of the International Council of Shopping Centers, Urban Land Institute and NAIOP. Additionally, he serves as a board chairman for Habitat for Humanity and is a member of the Real Estate Board for the University of Miami Business School and the Florida State University Business School. Mr. de Zárraga received his Master of Business Administration and Bachelor of Science from the University of Miami. Age: 54

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission require the Company to disclose late filings of stock transaction reports by its executive officers and directors. Based solely on the review of the copies of Securities and Exchange Commission forms received by the Company with respect to fiscal year 2014, or written representations from reporting persons, we believe that our directors and executive officers have complied with all applicable filing requirements except for the following:

•	Gregory R. Conley filed a Form 4 on February 6, 2014 for transactions that occurred on January 30, 2014; and

•	Nancy O. Goodson filed a Form 4 on February 6, 2014 for transactions that occurred on January 30, 2014.

AUDIT FEES

Fees for audit services provided by Ernst & Young LLP totaled approximately $1.3 million for fiscal year 2014 and $1.3 million for fiscal year 2013. Audit service fees include fees associated with the annual audit and other attest services related to regulatory filings.

AUDIT-RELATED FEES

Fees for audit-related services provided by Ernst & Young LLP totaled approximately $0.1 million for fiscal year 2014 and $0.2 million for fiscal year 2013. These fees were associated with the regulatory audits of HFF Securities and loan servicing.

TAX FEES

Fees for tax compliance or tax advice and tax planning services totaled approximately $107,000 for fiscal year 2014 and $128,000 for fiscal year 2013.

ALL OTHER FEES

No professional accounting services were rendered or fees billed for other services not included above in 2014 or 2013.

AUDIT COMMITTEE PRE-APPROVAL POLICY

All of the audit engagements relating to audit services, audit-related services and tax services described above were pre-approved by the Company’s Audit Committee in accordance with its Pre-Approval Policy. The Audit Committee Pre-Approval Policy provides for pre-approval of all audit and non-audit services provided by the independent auditors. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted engagements.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s Proxy Statement or Annual Report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: Investor Relations, HFF, Inc., One Oxford Centre, 301 Grant Street, Suite 1100, Pittsburgh, Pennsylvania 15219, Telephone: (713) 852-3500, E-mail: InvestorRelations@hfflp.com. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

OTHER BUSINESS

The Company is not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares they represent in accordance with their judgment.

By Order of the Board of Directors,

Nancy O. Goodson

Chief Operating Officer and Secretary

Annex A

Use of Non-GAAP Measures

The Company defines Adjusted EBITDA as net income attributable to controlling interest before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) net income attributable to the non-controlling interest, (v) stock-based compensation expense, which is a non-cash charge, (vi) income recognized on the initial recording of mortgage servicing rights that are acquired with no initial consideration, which is also a non-cash income amount that can fluctuate significantly based on the level of mortgage servicing right volumes, and (vii) the increase (decrease) in payable under the tax receivable agreement, which represents changes in a liability recorded on the Company’s consolidated balance sheet determined by the ongoing remeasurement of related deferred tax assets and, therefore, can be income or expense in the Company’s consolidated statement of income in any individual period. The Company uses Adjusted EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use Adjusted EBITDA as supplemental measures to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes, including, the Company’s tax receivable agreement. Note that the Company classifies the interest expense on its warehouse lines of credit as an operating expense and, accordingly, it is not eliminated from net income attributable to controlling interest in determining Adjusted EBITDA. Some of the items that the Company has eliminated from net income attributable to controlling interest in determining Adjusted EBITDA are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs.

Any measure that eliminates components of the Company’s capital structure and costs associated with the Company’s operations has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A-1

Set forth below is an unaudited reconciliation of consolidated net income attributable to controlling interest to Adjusted EBITDA for the Company for twelve months ended December 31, 2014 and 2013:

Adjusted EBITDA for the Company is calculated as follows:

(dollars in thousands)

	For the Twelve Months Ended December 31,
	2014	2013
Net income attributable to controlling interest	$61,286	$51,426
Add:
Interest expense	41	33
Income tax expense	42,226	34,578
Depreciation and amortization	7,830	6,800
Net income attributable to non-controlling interest	__	__
Stock-based compensation(a)	9,821	8,302
Initial recording of mortgage servicing rights	(10,294)	(5,231)
Increase (decrease) in payable under the tax receivable agreement	(800)	1,040

Adjusted EBITDA	$110,110	$96,948

(a)	Amounts do not reflect expense associated with the stock component of estimated incentive payouts under the Company’s firm profit participation bonus plan or office profit participation bonus plans that are anticipated to be paid in respect of the applicable year. Such expense is recorded as incentive compensation expense within personnel expenses in the Company’s consolidated statements of income during the year to which the expense relates. Following the award, if any, of the related incentive payout, the stock component expense is reclassified as stock compensation costs within personnel expenses. For further information regarding the Company’s accounting policies to its firm profit participation bonus plan and office profit participation bonus plans, see Note 2 to the Company’s consolidated financial statements included in the annual report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission. Stock-based compensation expense for the year ended December 31, 2014 reflects $1.9 million of expense recognized during such period that was associated with restricted stock granted in March 2014 under the Company’s firm profit participation bonus plan or office profit participation bonus plans in respect of 2013. Stock-based compensation expense for the year ended December 31, 2013 reflects $1.2 million of expense recognized during such period that was associated with restricted stock granted in March 2013 under the Company’s firm profit participation bonus plan or office profit participation bonus plans in respect of 2012. Stock-based payments under such plans were first made in 2013 in respect of 2012. For further information regarding the Company’s accounting policies relating to its stock compensation, see Note 3 to the Company’s consolidated financial statements included in the annual report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission.

A-2

ANNUAL MEETING OF STOCKHOLDERS OF

HFF, INC.

May 28, 2015

Proxy Voting Instructions

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 28, 2015: The Proxy Statement and Proxy Card relating to the Annual Meeting of Stockholders and Annual Report to Stockholders are available at http://phx.corporate-ir.net/phoenix.zhtml?c=205281&p=proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” ITEMS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

ITEM 1. ELECTION OF DIRECTORS	NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	☐ Susan P. McGalla ☐ Lenore M. Sullivan ☐ Morgan K. O’Brien

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

ITEM 2. ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

FOR	AGAINST	ABSTAIN
☐	☐	☐

ITEM 3. RATIFICATION OF INDEPENDENT, REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

FOR	AGAINST	ABSTAIN
☐	☐	☐

ITEM 4. OTHER MATTERS

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or at any adjournments thereof.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3, AND WILL GRANT DISCRETIONARY AUTHORITY IN OTHER MATTERS.

NOTE: PLEASE SIGN YOUR NAME EXACTLY AS IT APPEARS ON THIS PROXY. When shares are held jointly, each holder should sign. When signing as executor, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature of Stockholder	Date
Signature of Stockholder	Date

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

HFF, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

May 28, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder of common stock of HFF, Inc., a Delaware corporation, hereby appoints Mark D. Gibson, Gregory R. Conley and Nancy O. Goodson with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of common stock of HFF, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Ritz Carlton, 2121 McKinney Avenue, Dallas, TX on May 28, 2014 at 8:00 a.m. (Central Daylight Time), and at any and all adjournments and postponements thereof, as follows:

SEE REVERSE SIDE

(CONTINUED, AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE)